EXHIBIT 10.9

*CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED WITH RESPECT TO THE OMITTED PORTIONS`

LEASE AGREEMENT

BETWEEN

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P.,

a Delaware limited partnership

(“Landlord”)

AND

HYPERION SOLUTIONS CORPORATION,
a Delaware corporation

(“Tenant”)

5450 and 5470 Great America Parkway
Santa Clara, California

Dated: June 16, 2004

EXHIBITS AND RIDERS

The following Exhibits and Riders are attached hereto and by this reference made a part of this Lease:

SCHEDULE 1.1	DEFINITIONS
EXHIBIT A	FLOOR PLAN OF THE PREMISES
EXHIBIT B	THE LAND
EXHIBIT C	RENT SCHEDULE
EXHIBIT D	WORK LETTER
EXHIBIT E	FORM OF COMMENCEMENT NOTICE
EXHIBIT F	INVENTORY LIST
EXHIBIT G	LAND COSTS, DEVELOPMENT FEES, RETURN RATE AND TENANT CREDIT ADJUSTMENT
EXHIBIT H	BROKERAGE COMMISSION AGREEMENT
RIDER NO. 1	RULES AND REGULATIONS

BASIC LEASE INFORMATION

(“Basic Lease Information”)

A. Additional Rent:	The Additional Rent shall be all sums, other
than Base Rent, due and payable by Tenant
under the Lease, including, but not limited
to, Tenant’s Share of Operating Costs.

B. Base Rent:	The Base Rent shall be the amounts set forth
on the Base Rent Schedule attached hereto as
Exhibit C.

C. Brokers:	Cornish & Carey Commercial and Cushman &
Wakefield.

D. Buildings:	The buildings commonly known as 5450 and 5470
Great America Parkway, Santa Clara,
California.

E. Commencement Date:	July 1, 2004, subject to the provisions of
Article 3 hereof.

F. Expiration Date:	December 31, 2014, unless sooner terminated
or extended pursuant to the terms hereof.

G. Land:	That certain parcel of real estate described
in Exhibit B attached hereto.

H. Landlord’s Address for Notice:	Prentiss Properties Acquisition Partners, L.P.
3890 W. Northwest Highway, Suite 400
Dallas, Texas 75220
Attention: President

With a copy to:

Prentiss Properties Trust
1901 Harrison Street, Suite 100
Oakland, California 94612
Attention: Managing Director

I. Landlord’s Address for Payment:	Prentiss Properties Acquisition Partners, L.P.
P.O. Box 100435
Pasadena, CA 91189-0435

J. Landlord’s Contribution:	$****.

K. Lease Year:	The first “Lease Year” shall be the period
from the Commencement Date to the last day of
the twelfth (12th) full calendar month
following the calendar month in which the
Commencement Date occurs. Thereafter, each
consecutive twelve (12) calendar month period
shall constitute one (1) Lease Year.
Notwithstanding anything contained herein to
the contrary, if the Commencement Date occurs
on the first (1st) day of a calendar month,
the first Lease Year shall be twelve (12)
full calendar months.

L. Premises:	The Buildings other than the Underground
Parking Area marked on the floor plans
attached hereto as Exhibit A and the
Cafeteria marked on the floor plans attached
hereto as Exhibit A.

M. Project:	The Land and all improvements now or in the
future thereon, including the Buildings and
all Common Areas, commonly known as 5450,
5470 and 5480 Great America Parkway, Santa
Clara, California.

N. Rent:	The Base Rent and the Additional Rent.

O. Rentable Area of the Project:	Landlord and Tenant agree that for all
purposes of this Lease the Rentable Area of
the Project shall be deemed to be 306,412
square feet.

P. Rentable Area of the Premises:	Landlord and Tenant agree that for all
purposes of this Lease the Rentable Area of
the Premises shall be deemed to be 219,721
square feet.

Q. Security Deposit:	****.

R. Tenant’s Address for Notice:	Hyperion Solutions Corporation
900 Long Ridge Road
Stamford, Connecticut 06902
Attn: Real Estate Director

With a copy to:

Hyperion Solutions Corporation
5450 Great American Parkway
Santa Clara, CA 95054
Attn: General Counsel

With a courtesy copy to:

Hopkins & Carley,
A Law Corporation
70 S. First Street
San Jose, CA 95113-2406
Attn: Garth E. Pickett, Esq.
Julie A. Frambach, Esq.

S. Tenant’s Permitted Use:	All aspects of a computer software company,
including, but not limited to development,
sales, marketing and general administration
and all other legally permitted uses, all of
which uses must be consistent with the
operation of a first-class office building.

T. Tenant’s Share:	71.71%

U. Term:	Ten (10) Lease Years and six (6) full
calendar months.

LEASE AGREEMENT

     THIS LEASE AGREEMENT (this “Lease”) is made as of June    , 2004 (the “Effective Date”) by and between Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (“Landlord”), and Hyperion Solutions Corporation, a Delaware corporation (“Tenant”), upon all the terms set forth in this Lease as follows:

ARTICLE 1

BASIC LEASE INFORMATION AND CERTAIN DEFINITIONS

     1.1 The Basic Lease Information is made a part of this Lease, but the provisions of this Lease addressing such matters in detail shall control over any inconsistent provisions in the Basic Lease Information. All terms capitalized but not otherwise defined herein shall have the respective meanings given to them in the Basic Lease Information or Schedule 1.1 attached hereto.

ARTICLE 2

PREMISES AND QUIET ENJOYMENT

     2.1 Tenant hereby leases the Premises from Landlord upon the terms and conditions set forth herein. The parties hereto agree that the interior walls within the Buildings as shown on Exhibit A may not accurately reflect the location or existence of the interior walls within the Buildings as of the Effective Date. During the Term, Tenant shall have the non-exclusive right to use the Common Areas in accordance with the rules and regulations set forth on Rider No. 1 attached hereto (the “Rules and Regulations”).

     2.2 Provided Tenant fully and timely performs all the terms of this Lease on Tenant’s part to be performed, including payment by Tenant of all Rent, Tenant shall have, hold and enjoy the Premises during the Term without disturbance from or by Landlord or those claiming through Landlord, subject to the terms of this Lease.

     2.3 As of the Effective Date, Landlord represents and warrants that Landlord has insurable title to the Premises and the Project in fee simple, subject to only those matters set forth on Schedule B of that certain Commitment prepared by First American Title Insurance Company as Order No. NCS-67122-SC dated April 20, 2004, a copy of which Landlord has previously delivered to Tenant and to the best of Landlord’s knowledge, no other tenancies, covenants, conditions, restrictions, encumbrances or easements of record. Landlord shall obtain a leasehold title insurance policy from First American Title Insurance Company to be issued to Tenant simultaneous with Landlord’s owner’s title insurance policy in the amount of ****, which shall be the same amount as in Landlord’s policy, provided that Landlord shall pay any cost in connection with the issuance of such policy in excess of $500, and Tenant shall reimburse Landlord for any cost up to $500.

ARTICLE 3

TERM; COMMENCEMENT DATE;

DELIVERY AND ACCEPTANCE OF PREMISES

     3.1 The Commencement Date shall be the later of (a) July 1, 2004 or (b) the date Landlord delivers possession of the Premises to Tenant. The Commencement Date shall be confirmed, along with other matters, by written notice sent by Landlord substantially in the form of Exhibit E attached hereto (the “Commencement Notice”). From and after the Effective Date and prior to the Commencement Date, Tenant may have access to the Premises for the purpose of performing the Leasehold Improvements, subject to all of the terms and conditions of this Lease, including Exhibit D attached hereto, except that Tenant shall have no obligation to pay Rent prior to the Commencement Date of this Lease. In consideration of Tenant entering into this Lease and as an inducement to lease the Premises for the Term, Landlord hereby represents, warrants and covenants that to Landlord’s knowledge, there are no lawsuits or proceedings currently pending against (i) Landlord or (ii) all or any portion of the Project, whether involving eminent domain or otherwise, which would in either (i) or (ii) above affect all or any portion of the Project or Tenant’s use and enjoyment of thereof. Notwithstanding anything contained herein to the contrary, in the event Landlord fails to deliver possession of the Premises to Tenant, consisting of delivering keys and providing full access to the Premises, on or before July 30, 2004, Tenant may thereafter at any time terminate this Lease prior to the date Landlord does so deliver possession.

     3.2 Subject to the terms of Article 9 hereof, Tenant’s occupancy of any portion of the Premises shall be conclusive evidence that Tenant (a) has accepted the Premises as suitable for Tenant’s purposes, in its “as is, where is” condition without any representations or warranties except as specifically set forth herein, and (b) without prejudicing any rights Tenant may have with respect to any third parties, has waived any claims against Landlord with respect to any defects in the Premises and the Project.

ARTICLE 4

RENT

     4.1 Tenant shall pay to Landlord, without notice, demand, offset or deduction, in lawful money of the United States of America, at Landlord’s Address for Payment, or at such other place or in such other manner as Landlord shall designate in writing from time to time: (a) the Base Rent in equal monthly installments, in advance, on the first day of each calendar month during the Term commencing on the Commencement Date, and (b) the Additional Rent, at the respective times required hereunder. The first monthly installment of Base Rent shall be paid in advance on the date of Tenant’s execution of this Lease and applied to the first installments of Base Rent coming due under this Lease. If the Rent Commencement Date falls on a date other than the first day of a calendar month or the Expiration Date occurs on a date other than the last day of a calendar month, the Rent due for such fractional month shall be prorated on a per diem basis for the portion of such fractional month falling within the Term.

Notwithstanding the foregoing, Tenant shall not be liable for the payment of Base Rent for the first **** of the Term.

     4.2 Commencing with the third such installment in any twelve month period that is not paid within five (5) days after its due date, all installments of Rent not paid within five (5) days after their due date shall be subject to a late charge of five percent (5%) of the amount of the late payment. In addition, all installments of Rent not paid on their due date shall bear interest from the 31st day after the date due until paid at a rate per annum (the “Interest Rate”) equal to the greater of (i) ten percent (10%) or (ii) four percent (4%) above the prime rate of interest (the “Prime Rate”) from time to time publicly announced by Citibank, N.A., a national banking association, or any successor thereof; provided, in no event shall the Interest Rate exceed the maximum rate of interest then permitted by applicable law. As long as no such failure to timely pay any installment of Rent matures into an Event of Default, Landlord hereby waives Landlord’s right to collect any such late charge or interest described herein if Landlord fails to deliver notice to Tenant that such charge or interest has accrued within thirty (30) days following the date such charge or interest is first due.

ARTICLE 5

TAXES

     5.1 Tenant shall pay before delinquency any and all taxes levied or assessed upon or against trade fixtures, equipment, furniture, and other personal property installed or located on the Premises (collectively the “personal property”). If any personal property shall be assessed with the real property comprising the Premises, Tenant shall pay to Landlord, as Additional Rent, the amounts attributable to the personal property within thirty (30) days after receipt of a written statement from Landlord setting forth the amount of such taxes, assessments and public charges attributable to the personal property.

     5.2 Within thirty (30) days after receipt of the a copy of the bill therefor issued by the applicable taxing body, Tenant shall pay to Landlord as Additional Rent Tenant’s pro rata share of all Taxes which are assessed, levied, confirmed, imposed or which become a lien upon the Project with respect to any period of time within the Term, whether payable as a regular installment of Taxes or as a result of a supplemental assessment or reassessment of Taxes. Tenant’s pro rata share of Taxes shall be Tenant’s Share, subject to such adjustment as Landlord may reasonably determine on an equitable basis taking into account any extraordinary improvements on the Project. During the last year of the Term, in addition to the payment of tax bills issued during such year for the prior years’ Taxes, Tenant shall pay to Landlord monthly with each of Tenant’s Operating Cost Payments a payment to cover Tenant’s pro rata share of Taxes assessed against the Project that have accrued but not been paid. Any such Taxes prorated on an estimated basis shall be reprorated by the parties when the actual amount of such item becomes known. Any adjustment due to reproration shall be effected not later than thirty (30) days following final determination of the amount of such item and demand by the party to whom credit is due. The provisions of this Section 5.2 shall survive the expiration or termination of the Lease.

     5.3 Tenant shall pay before delinquency any and all taxes levied or assessed and which accrue during the Term (excluding, however, state and federal personal or corporate income taxes measured by the net income of Landlord from all sources, capital stock taxes, and estate and inheritance taxes succession, transfer, gift or franchise taxes), whether or not now customary or within the contemplation of the parties hereto, which are based upon, measured by or otherwise calculated with respect to: (i) the gross or net rental income of Landlord under this Lease, including, without limitation, any gross receipts tax levied by any taxing authority, or any other gross income tax or excise tax levied by any taxing authority with respect to the receipt of the rental payable hereunder; (ii) the possession, lease, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; (iii) the value of any leasehold improvements, alterations or additions made in or to the Premises, regardless of whether title to such improvements, alterations or additions shall be in Tenant or Landlord; or (iv) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

     5.4 Tenant acknowledges that Taxes “for” a given year are those Taxes that accrue and are assessed for the Project in such year even if paid in a later year. If at any time during the Lease Term the method of taxation prevailing at the Commencement Date shall be altered so that any new or additional tax assessment, levy, imposition, or charge, or any part thereof, shall be imposed in place or partly in place of any Taxes or contemplated increase therein, including without limitation any tax, assessment, levy, imposition or charge on Rent, then all such taxes, assessments, levies, impositions or charges shall be deemed to be Taxes for the purpose hereof, to the extent that such Taxes would be payable if the Project was the only property of Landlord subject to such tax. Taxes shall not include interest and penalties for late payment, except to the extent that such penalty or interest is attributable to Tenant’s failure to remit on a timely basis its payment of Taxes, in which case Tenant shall be solely responsible for payment of such interest and/or penalty. If Taxes for the Premises are not assessed separately from the Project and such interest or penalty is attributable to such failure by Tenant and to other tenants’ failure to pay their pro rata share of Taxes, Tenant shall pay its proportionate share of the amount of such interest and/or penalty. Landlord may contest any assessment of Taxes and the cost of such contest may be included as an Operating Cost, up to the amount of any tax savings (unless Landlord conducted such contest at Tenant’s request, in which case no such limitation shall occur). Any net recovery realized by Landlord in a contest concerning the imposition of Taxes shall be refunded to Tenant in proportion to the share paid by Tenant for Taxes in the year in respect of which the refund is made. Tenant may request that Landlord contest any assessment of Taxes. If Landlord refuses to contest such Taxes, Tenant may do so on Landlord’s behalf. In such case, Landlord agrees to reasonably cooperate with Tenant (at no expense to Landlord) in any appeal of Taxes or assessments. Tenant will be entitled to its proportionate share of any refund or reduction obtained through such appeal as provided herein after first reimbursing Tenant for its costs reasonably incurred in connection with such contest from such refund or reduction, and shall be responsible for the full amount of any increase in Taxes or assessments made as a result of such appeal. Promptly upon receiving the initial assessed valuation of the Project from the County Tax Assessor of Santa Clara, California, Landlord shall inform Tenant of such valuation. Landlord agrees to consult with Tenant regarding any contest of such valuation. Any contest of such valuation shall be made pursuant to the terms of this Section 5.4. Except as set forth herein, Tenant shall have no right to appeal Taxes or assessments.

     5.5 Notwithstanding anything contained in this Article 5 to the contrary, Tenant shall not be required to pay any Taxes that are (1) fairly allocable to any period of time prior to the Commencement Date or following the expiration or sooner termination of this Lease (except for Tenant’s personal property taxes as set forth in Section 5.1), (2) fairly allocable to any other tenant’s personal property, (3) payable solely as a result of a default by Landlord under this Lease or a default of any other tenant of the Project or (4) payable solely as a result of any sale or transfer of the Land, Buildings or Premises, or any part thereof, to a party that controls Landlord, is controlled by Landlord or is under common control with Landlord, where “control” is defined as set forth in Section 8.4 below (each, an “Affiliate”), provided in the event that Landlord subsequently sells or transfers the Land, Buildings or Premises, or any part thereof, to a party that is not an Affiliate, from and after such sale or transfer on a going forward basis, Tenant’s obligation to pay Taxes shall include any amount that previously had not been allocable to Tenant as a result of the terms of this clause (4).

ARTICLE 6

OPERATING COSTS

6.1 A. Beginning on the Commencement Date, Tenant shall pay to Landlord at the same time as it is required to make payment of Base Rent, an amount (the “Operating Costs Payment”) equal to one twelfth (1/12th) of the estimated Tenant’s Share of Operating Costs attributable to the Project for any full or partial year during the Term. Tenant acknowledges that in connection with any particular Operating Cost, notwithstanding the fixed percentage interest of Tenant’s Share set forth in the Basic Lease Information, Landlord may fairly allocate such Operating Cost among the users of the Project if using such user’s share based on such user’s rentable square footage compared to the rentable square footage of the Project results in an inequitable allocation of such Operating Cost among the users of the Project.

     B. Prior to any year (or as soon thereafter as is reasonably practicable) and from time to time during any year, Landlord shall notify Tenant as to monthly installments of the Operating Costs Payment payable by Tenant based on Landlord’s reasonable estimate of Operating Costs for such year. Until such time as Landlord notifies Tenant of such estimate, Tenant shall continue to make its Operating Costs Payment in the same monthly amount as the prior year. On the first day of the calendar month following thirty (30) days after Tenant’s receipt of Landlord’s notice of any revised estimate in such installments, Tenant shall pay to Landlord (in addition to the revised monthly estimate) a lump sum payment in an amount so that Tenant’s total payments for the year will equal Landlord’s revised estimate of Tenant’s aggregate Operating Costs Payment for such year. If such lump sum payment amount exceeds the amount of Tenant’s monthly payment for the immediately proceeding month, Tenant shall have an additional thirty (30) days to pay such amount. The Operating Costs Payment for the first calendar year in which the Term falls (if the Commencement Date is other than January 1) and the last calendar year in which the Term falls (if the Term ends on a date other than December 31) shall be prorated based upon the number of days in the Term falling within the year in question.

     C. After Landlord shall have ascertained the actual amount of Operating Costs for the prior year but in any case within one hundred eighty (180) days of the end of such year (but subject to adjustment upon receipt of additional information within twelve [12] months following the end of any calendar year [an “Amended Notice"]), Landlord shall notify Tenant as to the amount of such Operating Costs and the Operating Costs Payment resulting therefrom (an “Annual Adjustment Notice”). If the Operating Costs Payment actually due exceeds total estimated payments made by Tenant on account of Tenant’s Share of Operating Costs for such year, then Tenant shall pay Landlord the full amount of any such deficiency within thirty (30) days after receiving the Annual Adjustment Notice. If the Operating Costs Payment actually due is less than the total estimated payments made by Tenant on account of Tenant’s Share of Operating Costs for such year, then Landlord shall, at its option, credit any such excess to Rent next owing by Tenant or refund such excess to Tenant, provided, at the end of the Term, Landlord shall refund such excess to Tenant.

The provisions of this Section 6.1 shall survive the expiration or termination of this Lease.

     6.2 If the Project is not fully occupied (meaning one-hundred percent (100%) of the Rentable Area of the Project) during any full or partial year of the Term, those Operating Costs which vary with the level of occupancy shall be adjusted for such year to an amount which Landlord reasonably estimates would have been incurred had the Project been the greater of ninety-five percent (95%) occupied or the actual occupancy of the Project. In no event shall Landlord collect from the tenants of the Project more than the actual Operating Costs for such year.

     6.3 The parties hereto agree that the measurements set forth in the Basic Lease Information are, for the purposes of this Lease, correct and the parties will not remeasure the Project or the Premises. If during the Term any change occurs in either the number of square feet of the Rentable Area of the Premises (by virtue of the addition of space to the Premises or the reduction in the size of the Premises) or by addition to or subtraction from the Rentable Area of the Project, effective as of the date of any such change, the addition or subtraction of such Rentable Area of the Project or Rentable Area of the Premises shall be measured using the same method of measurement as the parties hereto used for the original measurement of the Premises as reasonably determined by Landlord and reasonably approved by Tenant, and Tenant’s Share shall be adjusted in accordance with such measurement. Landlord shall promptly notify Tenant in writing of such change and the reason therefor. Any changes made pursuant to this Section 6.3 shall not alter the computation of Operating Costs as provided in this Article 6 or Taxes as provided in Article 5, but, on and after the date of any such change, Tenant’s Share of Operating Costs and Taxes shall be appropriately adjusted. If such estimated payments of Tenant’s Share are so adjusted during a year, a reconciliation payment for Tenant’s Share pursuant to this Article 6 for the calendar year in which such change occurs shall be computed pursuant to the method set forth in Sections 6.1 and 6.2, such computation to take into account the daily weighted average of Tenant’s Share of Operating Costs during such year.

     6.4 Tenant shall have the right upon the delivery of written notice to Landlord (“Tenant’s Review Notice”) and at reasonable times to review the books and records of Landlord relating to Tenant’s Operating Costs Payment. Such review shall take place at the Project or the office of Landlord’s managing agent in the greater San Francisco Bay Area and shall be at Tenant’s sole cost and expense. Tenant must deliver Tenant’s Review Notice to Landlord within ninety (90) days after Tenant has received its Annual Adjustment Notice for the prior year and must complete its review with written notice to Landlord, specifying in detail the reasons for any discrepancy as to a particular item within forty-five (45) days after Landlord makes its books and records available to Tenant. Failure by Tenant to deliver Tenant’s Review Notice to Landlord within such ninety (90) day period or to perform its review and provide Landlord with such notice within such subsequent forty-five (45) day period shall constitute a waiver of Tenant’s rights to contest such Annual Adjustment Notice. Tenant shall pay the full amount of Tenant’s Operating Costs Payment shown to be due on the Annual Adjustment Notice without delay, but by doing so shall not, so long as it timely complies with the time periods set forth above, waive its rights to review Landlord’s books and records or to dispute the accuracy or appropriateness of any such Annual Adjustment Notice or any items thereon as provided in this Section 6.4. In the event Landlord provides an Amended Notice, Tenant shall have the same rights with respect to the Amended Notice as with the Annual Adjustment Notice as set forth in this Section 6.4.

     Tenant hereby agrees that all information disclosed in the books and records shall be kept confidential and shall not be disclosed to any other party, including, but not limited to, any other tenant in the Building. Tenant further agrees to cause any third party engaged by Tenant to review said books and records to execute and deliver a confidentiality agreement in a form reasonably acceptable to Landlord prior to its performing any such review. In addition, any accountants or other professional retained by Tenant to review Landlord’s statement pursuant to this Section 6.4 shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. Any accountant or professional retained by Tenant to perform such audit shall be paid by Tenant on a fixed hourly basis and not on a contingency fee based upon a percentage of the recovery of any discrepancy discovered. Tenant shall pay all costs associated with such review, unless it is finally determined that Landlord’s original determination of Tenant’s Operating Cost Payment was overstated by more than three percent (3%), in which event the Landlord shall pay the reasonable third party costs of such audit incurred by Tenant. If such review discloses a discrepancy in Landlord’s calculation of Tenant’s Operating Cost Payment, and Landlord agrees with such determination, Landlord shall promptly pay to Tenant the amount of any overpayment by Tenant or Tenant shall promptly pay to Landlord the amount of any underpayment by Tenant, as the case may be. If Landlord delivers notice to Tenant that Landlord does not agree with such determination of Operating Costs, Tenant’s accountant or other professional retained by Tenant to perform such audit and Landlord’s regular accountants shall select a third accounting firm from the “Big 4” accounting firms. If the two (2) accountants cannot agree on the selection of the third accountant within ten (10) days of their selection, then either party may request appointment of the third accountant by application to the JAMS. Once the third accountant has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the third accountant shall make his/her determination of the actual Operating Costs in dispute and such determination shall be binding on both Landlord and Tenant. The parties shall share equally in the costs of the third accountant. Subject to Landlord’s obligations to pay Tenant’s third party costs as set forth herein, any fees of any accountant or professional engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such accountant or professional.

ARTICLE 7

SERVICES

     7.1 During the Term and subject to the other terms of this Lease, Landlord shall furnish Tenant with the following services: (a) cafeteria service in the Cafeteria as set forth in Section 26.1 below; (b) exterior window washing at least four (4) times each Lease Year; (c) electricity and gas for lighting, incidental use and the heating, ventilation and air conditioning system currently serving the Premises; and (d) water and sewer for restrooms and breakrooms incidental to Tenant’s use. Other than electricity separately metered to the Premises, all services referred to in this Section 7.1 shall be provided by Landlord and paid for by Tenant on a prorata basis as part of the Operating Costs Payment. With respect to electricity for the Premises, Landlord shall, at Landlord’s expense, install submeters so as to separate the use of electricity serving the Premises and electricity serving the remainder of the Project. Tenant shall pay as Additional Rent to Landlord, within thirty (30) days after receiving an invoice therefor, Landlord’s cost of electricity serving the Premises based upon Tenant’s actual usage of such electricity. Landlord’s billing of electricity to Tenant shall be without mark-up.

     7.2 Except as expressly provided in this Lease, Landlord shall not be obligated to furnish services to the Premises. Tenant shall cooperate with Landlord at all times and, as reasonably necessary, allow Landlord reasonable access to the Premises to provide such services, subject to the terms of Section 21.24 below.

     7.3 At all times during the Term, Tenant shall contract directly with utility providers, at its sole expense, for all utilities other than electricity, gas and water attributable to its use of the Premises. All such utility payments shall be paid directly by Tenant on or prior to the date on which the same are due to the utility provider. Tenant shall also obtain at its expense any and all janitorial and security for the Premises as Tenant desires. In addition, Tenant, at its cost, shall secure regular roof and heating, ventilation and air conditioning system inspection and maintenance services by professional maintenance services to the extent necessary to maintain the Premises in a good condition comparable with the good condition which the Premises are in as of the Effective Date, subject to ordinary wear and tear and the provisions of Articles 15 and 16. Not more often than once each calendar year upon advance written notice, Landlord may inspect at the Premises Tenant’s maintenance, service and inspection plan for the heating, ventilation and air conditioning, electrical, plumbing and mechanical systems and the roof coverings. Tenant shall reasonably cooperate with such inspection. Tenant shall cooperate fully with Landlord at all times and abide by all reasonable regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the heating, ventilation and air conditioning, electrical, mechanical and plumbing systems and maintenance and inspection of the roof coverings for the Premises. If Landlord reasonably determines that Tenant has not fulfilled its obligations under this Section 7.3, upon thirty (30) days prior written notice to Tenant (except in the case of an emergency, when no such notice shall be required), Landlord may, but need not, provide such services, and Tenant shall pay Landlord the cost thereof within fifteen (15) days after Landlord’s written demand.

     7.4 Except as set forth in Section 7.5 below, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Premises or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or consequential damages to Tenant’s business, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 7. Tenant hereby waives any benefits of any applicable existing or future Applicable Laws, including the provisions of California Civil Code Section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability to provide services for any limited duration.

     7.5 Notwithstanding the foregoing, if (i) Landlord ceases to furnish any service set forth in Section 7.1 above to the Premises, (ii) such cessation is not caused by Force Majeure, (iii) such cessation has not arisen as a result of an act or omission of Tenant or the Tenant Parties and (iv) as a result of such cessation, the Premises (or a material portion thereof) is rendered unusable for Tenant’s business purposes and Tenant in fact Ceases to Use such space, then, as Tenant’s sole and exclusive remedy for such cessation (except as set forth in Articles 15 and 16 below, which in the event of a casualty shall govern), commencing on the sixth (6th) consecutive Business Day after Tenant has informed Landlord of such cessation or Landlord otherwise has actual knowledge of such cessation and all of the foregoing conditions have been met, the Rent payable hereunder shall be equitably abated based on the percentage of the Premises so rendered unusable for Tenant’s business purposes and that in fact Tenant has Ceased to Use all or such portion of the Premises. Such abatement shall continue until the earlier of (a) date the Premises become usable again by the removal of such cessation of services or (b) date the Tenant resumes use of the Premises.

ARTICLE 8

ASSIGNMENT AND SUBLETTING

     8.1 Tenant shall not, by operation of law or otherwise, (i) assign, pledge, encumber or otherwise transfer this Lease or any part hereof, or the interest of Tenant under this Lease, (ii) sublease all or any portion of the Premises, or (iii) allow the Premises or any part thereof to be occupied or used for any purpose by anyone other than Tenant, other than occupancy by service providers and consultants to Tenant to the extent necessary to provide such services and consultations (individually or collectively, a “Transfer”), without first obtaining in each instance the prior written consent of Landlord. Subject to the terms of Section 8.3 below, Landlord’s consent shall not be unreasonably withheld or delayed.

     8.2 A Transfer shall also be deemed to have occurred if (a) in a single transaction or in a series of transactions more than 50% of the economic, ownership or voting interests (whether stock, partnership interest, membership interest or otherwise) in any of (i) Tenant, or any party directly or indirectly owning or controlling Tenant, or (ii) any guarantor of this Lease, or (b) Tenant’s obligations under this Lease are taken over or assumed in consideration of Tenant leasing space in another office building. The transfer of the publicly traded outstanding capital stock of any such parties through the “over-the-counter” market or any recognized national securities exchange shall not constitute a Transfer.

     8.3 If Tenant desires to engage in a Transfer, Tenant shall give Landlord written notice no later than fifteen (15) days in advance of the proposed effective date of the Transfer specifying the name and business of the proposed transferee or subtenant (the “Transferee”), the amount and location of the space proposed to be subleased, the proposed Transferee’s financial statements, the proposed terms of the Transfer and other information as Landlord may reasonably request to evaluate the proposed Transfer. For Transfers that are not Permitted Transfers (defined below), Landlord shall have fifteen (15) days following receipt of such notice and other information requested by Landlord to notify Tenant in writing that Landlord elects to: (i) permit Tenant to engage in such Transfer which permission may be conditioned on Landlord’s receipt of fifty percent (50%) of Bonus Rent (defined as rent received by Tenant from such assignee or sublessee in excess of the rent paid by Tenant hereunder after deducting reasonable attorneys’ fees, brokerage commissions, any tenant improvement costs and other reasonably related costs) received by Tenant for any Transfer of all or any portion of the Premises; (ii) in the event such Transfer transfers more than 50,000 square feet of the Premises for substantially all of then remaining Term, to recapture and terminate this Lease with respect to any space that is the subject of the Transfer; or (iii) reasonably withhold consent to such Transfer. If Landlord fails to timely respond, Tenant may deliver a second notice to Landlord of Tenant’s desire to so transfer the Premises or a portion thereof, which notice shall be captioned in all capital letters “FAILURE TO RESPOND SHALL CONSTITUTE DEEMED CONSENT”. If Landlord fails to consent or refuse consent within five (5) business days following such second notice, Landlord shall be deemed to have elected the option set forth in clause (i) of the immediately preceding sentence.

     Landlord may reasonably refuse to consent to a Transfer if (a) the proposed Transferee is an assignee and not financially creditworthy or the proposed Transferee is a governmental authority or agency, an organization or person enjoying sovereign or diplomatic immunity, a medical or dental practice, a so-called “telecommunication service provider” for housing equipment rather than general office use, a current tenant or subtenant of the Project or a prospective tenant to whom Landlord has made a written offer to lease space in the Project and with whom Landlord is in active negotiations, unless Landlord shall not have premises available to offer to such current or prospective tenant at the time, (b) an Event of Default by Tenant then exists under this Lease, (c) such assignment or subletting would cause a default under another lease in the Project with respect to a ordinary and customary provision of such lease, including, but not limited to, a restrictive use, exclusive or non-competition provisions, or a violation of any Requirement, or (d) any portion of the Project or Premises would likely become subject to additional or different Requirements as a consequence of the proposed assignment or subletting; provided, however, that the foregoing are merely examples of reasons for which Landlord may withhold its approval and shall not be deemed exclusive of any reasons for reasonably withholding approval, whether similar or dissimilar to such examples. In the event Tenant intends to offer the Premises or any portion there of for sublease or to assign the Lease, upon Tenant’s written request therefore, Landlord shall provide Tenant with a list of any restrictive use provisions and/or exclusive or non-competition provisions contained in any then existing leases for any portion of the Project.

     Tenant shall deliver to Landlord copies of all assignment or sublet documents executed in connection with any Permitted Transfer that relate to this Lease or other documents necessary to show the occurrence of such Transfer.

     No Transfer shall relieve Tenant from any covenant, liability or obligation hereunder (whether past, present or future) and Tenant shall remain liable under this Lease as a principal and not as a surety. Landlord’s consent to a Transfer shall not be deemed a consent to any subsequent Transfer. No acceptance by Landlord of any Rent or any other sum of money from any Transferee shall be deemed to constitute Landlord’s consent to any Transfer. Any attempted Transfer by Tenant in violation of this Article 8 shall be void. Tenant shall pay to Landlord, as Additional Rent, reasonable and customary third party legal fees incurred by Landlord in connection with any proposed Transfer (including a Permitted Transfer) requested or made.

     8.4 Notwithstanding anything to the contrary in this Article 8, Tenant may without the requirement of Landlord’s consent, without Landlord’s recapture rights and without Landlord’s right to participate in any Bonus Rent, sublet all or part of the Premises, or assign this Lease to: (a) any entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) a successor corporation or other entity into which or with which Tenant is merged or consolidated; or (c) an entity which acquired substantially all of Tenant’s assets (the activities described herein are referred to herein as “Permitted Transfers”); provided that (i) such successor entity assumes all of the obligations and liabilities of Tenant and, except in the case of a Transfer made pursuant to subsection (a) above, has a tangible net worth at least equal to the lesser of (1) the tangible net worth of Tenant as of the date immediately prior to such Transfer or (2) the tangible net worth of Tenant as of the Effective Date; and (ii) Tenant shall provide notice to Landlord of the transfer within ten (10) days of the date of the Transfer. For purposes hereof, “control” shall mean ownership of at least 51% of all the economic, ownership and voting interests in such entity.

ARTICLE 9

REPAIRS

     9.1 Tenant shall keep the Premises (including the electrical, plumbing, heating, life safety, ventilation and air conditioning systems, the roof membrane, the elevator cabs and equipment (including shafts), the Leasehold Improvements, the Premises Improvements and any Alterations whether or not installed by or for Tenant) that are not the obligation of Landlord to maintain hereunder in good order and in a safe, neat and clean condition. Notwithstanding the foregoing, Landlord agrees, if requested by Tenant, to assign to Tenant (without recourse or, if not assignable, to make good faith diligent efforts to enforce on Tenant’s behalf, provided

Landlord shall not be required to incur out of pocket costs) any warranties and other rights Landlord may have against any third party related to elements of the Premises that Tenant is required to maintain hereunder while reserving to itself the right to enforce such warranties and rights following the termination of this Lease and with respect to those elements that Landlord is required to maintain hereunder. Tenant hereby indemnifies and holds Landlord harmless from any cost, damage or loss due to Tenant’s acts or omissions with respect to such warranties and rights. Notwithstanding anything to the contrary contained herein, in the event that any of the roof membrane, window seals and glass systems, core building heating, ventilation and air conditioning system, supplemental heating, ventilation and air conditioning systems existing as of the Effective Date, core building electrical service system, core building plumbing, back-up generators existing as of the Effective Date (the “Generators”), UPS system and UPS batteries and the elevator systems and the two approximately 5,000 gallon underground diesel storage tanks and any other storage tanks (collectively, the “Storage Tanks”) servicing the Premises or the Project (collectively, the “Core Building Systems”) require replacement, rather than repair and maintenance (other than as a result of improper maintenance, misuse or abuse by Tenant), upon Tenant’s request therefor, Landlord shall replace such Core Building System and the cost of such replacement shall be an Operating Cost, subject to the terms set forth in the definition of Operating Costs with respect to such Core Building Systems. All maintenance and repairs made by Tenant shall be performed in a good and workmanlike manner and in accordance with the alteration provisions of Article 10. In addition, except as provided in Sections 9.2, 9.3 and 9.4, Tenant shall, at, its expense and pursuant to the terms and conditions of this Lease, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn elements of the Premises that are not Landlord’s obligation to maintain pursuant to Sections 9.2, 9.3 and 9.4 below, excepting ordinary wear and tear and subject to the terms of Articles 15 and 16 below. Notwithstanding anything to the contrary contained herein, at Landlord’s option, if Tenant fails to commence to maintain the Premises or make repairs and replacements as required under this Section 9.1 within thirty (30) days following written notice to Tenant from Landlord (except in the case of an emergency, when no such notice shall be required) and thereafter diligently and continuously complete such maintenance, repairs or replacements, Landlord may deliver a second notice to Tenant, which notice shall be captioned in all capital letters “FAILURE TO RESPOND MAY RESULT IN LANDLORD COMMENCING REPAIRS”. If Tenant fails to commence such repairs within five (5) business days following such a second notice, Landlord may, but need not, perform such maintenance or make such repairs and replacements, and Tenant shall pay Landlord the cost Landlord incurred in connection therewith, within thirty (30) days after Landlord’s written demand.

     9.2 Subject to the provisions of Article 15 and Article 16, Landlord shall maintain, repair and replace, at its sole cost and expense, and not as an Operating Cost, the structural elements of the Project consisting of the foundations, roof structures, column beams, load bearing and exterior walls and structural elements of the Buildings and the foundations, column beams, load bearing walls and structural elements of the Underground Parking Areas and any future multi-floor parking structure on the Project. Except as set forth in the immediately preceding sentence and subject to the limitations set forth in the definitions concerning capital improvements and structural elements, in addition to Landlord’s obligations with respect to Core Building Systems as set forth in Section 9.1 above, Landlord shall maintain and repair the Common Areas of the Project, Storage Tanks and Generators, the cost of which shall be reimbursed as an Operating Cost. Upon written notice to Landlord, Tenant may elect to maintain, at its own cost and expense, those Generators serving solely the Premises.

     9.3 Landlord agrees to deliver the Premises to Tenant on the Commencement Date in a “broom clean” condition with the Core Building Systems in good working order and repair and the Premises watertight (the “Delivery Condition”). Tenant shall inform Landlord in writing of all failures of the Delivery Conditions discovered by Tenant promptly following discovery thereof. Any claim based on a failure of a Delivery Condition must be asserted in a written notice by Tenant to Landlord given before the one hundred eightieth (180th) day following the Commencement Date hereof (the “Warranty Date”), and, if not asserted in writing before the Warranty Date, from and after the Warranty Date such claim shall be void and of no force or effect. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that Landlord’s sole liability with respect to any failure of a Delivery Condition shall be (i) to cause the Premises to be placed in the Delivery Condition, or (ii) for the cost thereof pursuant to the next proceeding sentence. If Landlord fails to commence correcting any failure of a Delivery Condition within thirty (30) days after receipt of notice from Tenant given on or before the Warranty Date, Tenant shall have the right, but not the obligation, to perform such work and charge Landlord the reasonable cost therefore, which Landlord shall pay within thirty (30) days of receipt of the invoice. Except as expressly set forth herein, Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

     9.4 Landlord represents and warrants to Tenant that if based upon current interpretations of Requirements as of the Commencement Date, the Premises (exclusive of furniture and equipment) fail to comply with Requirements, including, without limitation, the Americans with Disabilities Act (the “ADA”), Landlord will be solely responsible, at its cost, and not as an Operating Cost, to correct such violation of the Requirements. Notwithstanding the foregoing, Tenant shall be responsible for the cost of compliance with Requirements triggered by Tenant’s particular use of the Premises, Tenant’s construction or alteration thereof, Tenant’s breach of this Lease or future interpretations of or changes to Requirements to the extent that such compliance would not otherwise be Landlord’s obligation under the terms of Sections 9.2 or 9.3 above; provided, in no event shall Tenant be responsible for any alterations to the Premises that are Landlord’s obligation to perform under the terms of Section 9.2 above. Tenant shall inform Landlord in writing of all breaches of Requirements that are Landlord’s obligation to correct that are discovered by Tenant promptly following discovery thereof. Notwithstanding anything to the contrary contained herein, Tenant acknowledges and agrees that Landlord shall not be liable for any damages incurred by Tenant due to a failure of the Premises to comply with Requirements as the Requirements are interpreted as of the date of this Lease.

ARTICLE 10

ALTERATIONS

     10.1 The parties acknowledge that Tenant shall perform certain Leasehold Improvements (as defined in Exhibit D hereto) as described in the Work Letter attached hereto as

Exhibit D. Except for the Leasehold Improvements, which shall be governed by the terms and conditions of the Work Letter and not this Article 10, Tenant shall not make any alterations, improvements, additions or repairs (including without limitation, Major Alterations, collectively “Alterations”) to the Premises without first obtaining Landlord’s written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, (1) that Landlord may withhold its consent in its sole discretion to any Alterations which (a) are visible from the exterior of the Buildings or the Project, (b) may affect the Core Building Systems or any structural components of the Buildings, or (c) are prohibited by any Requirements (individually and collectively, a “Major Alteration”) and (2) Landlord’s consent is not required for Permitted Alterations. As used herein, “Permitted Alterations” means Alterations (a) that are not Major Alterations and (b) that cost less than one hundred thousand and 00/100 dollars ($100,000.00) for each project. Tenant may perform Permitted Alterations so long as Tenant informs Landlord in reasonable detail of the nature of the Permitted Alteration and otherwise complies with the provisions of this Article 10. Landlord may require that any alterations that affect the Core Building Systems or the structural components of the Buildings be performed by a contractor approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

     10.2 Prior to commencing any Alteration other than a Permitted Alteration, Tenant shall submit detailed plans and specifications for Landlord’s review and approval. Landlord shall notify Tenant of its approval or disapproval of such plans and specification and the work described therein within fifteen (15) Business Days of receipt thereof. Landlord shall state in writing and in reasonable detail any objection to such Alteration. Tenant may revise its plans and specifications to incorporate such comments and, if Tenant does so, it may again request Landlord’s consent pursuant to the process described above. Neither approval of the plans and specifications nor supervision of the Alteration by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency or propriety of such plans and specifications or the quality of workmanship or the compliance of such Alteration with Requirements. If Tenant desires to revise any plans and specifications to any material extent after obtaining Landlord’s approval thereof, Tenant shall re-submit such plans and specifications to Landlord for its approval as provided above.

     10.3 All Alterations shall (a) be performed in such a manner as to maintain harmonious labor relations; (b) performed in compliance with good construction safety practices; (c) comply with all applicable Requirements; (d) be completed promptly and in a good and workmanlike manner and in accordance with the plans and specifications reasonably approved by Landlord, if required; (e) not unreasonably disturb Landlord or other tenants in the Project; (f) be performed at Tenant’s sole cost and expense; (g) be performed pursuant to validly issued building and construction permits; and (h) be performed by contractors and subcontractors reasonably approved by Landlord prior to the commencement of such work who possess the requisite experiences, personnel, financial strength and other resources necessary to perform and complete the proposed Alteration in a good and workmanlike lien free manner while preserving all existing warranties related to the Premises of which Landlord has informed Tenant in writing. After completion of any Alterations, Tenant will deliver to Landlord (1) a copy of “as built” plans and specifications depicting and describing such Alterations and (2) final sworn owners and contractors’ statements and unconditional, full and final lien waivers covering all labor and materials included in such Alteration. During the performance of any Alterations, Tenant shall maintain, and shall cause its contractors to maintain, the insurance coverage described in Section 14.1A(v).

     10.4 Each Alteration made by Tenant in or upon the Premises (excepting only Tenant’s furniture, equipment and trade fixtures), whether temporary or permanent in character, shall remain upon the Premises and shall become Landlord’s property at the expiration or sooner termination of this Lease without compensation to Tenant; provided, however, that Landlord shall have the right to elect at the time Landlord gives its consent for such Alteration to require Tenant to remove that Alteration immediately prior to the termination of this Lease. To the extent specifically requested in writing by Tenant, Landlord shall inform Tenant at the time Landlord consents to any Alteration whether Landlord shall require removal of such Alteration at the expiration or termination of this Lease. In addition, upon Tenant’s request regarding specific existing or contemplated Permitted Alterations, Landlord shall inform Tenant if Landlord will require Tenant to remove such Permitted Alterations at the expiration or earlier termination of this Lease. Tenant shall, at its cost and expense, effect such removal and restore the Premises to the condition substantially similar to that existing immediately prior to the construction of the Alteration on or before the expiration or termination of this Lease, subject to normal wear and tear and the terms of Article 15 and 16 below. The provisions of this Section 10.4 shall survive the expiration or any earlier termination of this Lease.

ARTICLE 11

LIENS

     Tenant shall keep the Project free from any liens arising from any work performed, materials furnished, or obligations incurred by, or on behalf of Tenant. If any lien is filed, such lien shall encumber only Tenant’s interest in the Leasehold Improvements and Alterations on the Premises. Within twenty (20) days after the filing of any such lien, Tenant shall notify Landlord of such lien. Tenant shall, within twenty (20) days of the filing of such lien, either (i) discharge and cancel such lien of record, (ii) contest the same with diligence, in good faith and in accordance with applicable Requirements and post a bond sufficient under the laws of the State of California to cover the amount of the lien claim plus any penalties, interest, attorneys’ fees, court costs, and other legal expenses in connection with such lien, or (iii) contest the same with diligence, in good standing and in accordance with applicable Requirements and obtain a title insurance endorsement for the Project insuring over the lien (together with the costs of defense) in a form and from a title insurance company reasonably acceptable to Landlord or its Secured Party. If Tenant fails to timely satisfy its obligations set forth in the previous sentence within the time periods set forth herein, Landlord may, but is not required to, post a bond, and Tenant shall reimburse Landlord within three (3) Business Days after notice to Tenant, as Additional Rent, for all amounts so paid by Landlord, including expenses and attorneys’ fees, together with interest thereon until paid at the Interest Rate.

ARTICLE 12

USE AND COMPLIANCE; HAZARDOUS SUBSTANCES

     12.1 The Premises shall be used only for Tenant’s Permitted Use and for no other purposes whatsoever.

     12.2 Subject to the terms of Article 9 hereof, including Landlord’s obligations set forth in Sections 9.2, 9.3 and 9.4, Tenant shall, at Tenant’s sole expense, comply with all Requirements concerning Tenant’s particular use of the Premises and indemnify and hold Landlord and the Landlord Parties harmless from any losses, damages, costs, claims or expenses including all reasonable attorneys’ fees and consultant fees (collectively, “Claims”) which the Landlord Parties incur or suffer by reason of Tenant’s failure to comply with such obligations. If Tenant receives notice of any violation of any Requirements, Tenant shall promptly notify Landlord in writing of such alleged violation and furnish Landlord with a copy of such notice. Except as set forth in that certain ADA Due Diligence Review for 3Com Pal Site Buildings 8, 9 & 10 dated May 11, 2004 prepared by Studios Architecture, Property Condition Evaluation dated April 30, 2004 prepared by EMG, Seismic Risk Assessment dated April 30, 2004 prepared by EMG, Phase I Environmental Site Assessment dated April 30, 2004 prepared by Arcadis G&M, Inc., Phase I Environmental Site Assessment dated October 10, 2001 prepared by LFR (Levine Fricke) and Environmental Impact Report PAL Site Expansion Project dated December 1996 prepared by Environ Corporation, Wetlands Research Associates and H.T. Harvey & Associates, Barton-Aschman Associates, Inc., and Donald Ballanti, to Landlord’s actual knowledge, as of the Effective Date, there are no Hazardous Substances present in, on, under or about the Premises or the Project in violation of Requirements, and no action, proceeding, or claim is pending concerning any Hazardous Substances or pursuant to any Hazardous Substances Requirements. Landlord shall defend, indemnify and hold Tenant harmless from and against all reasonable investigation and remediation costs in connection with the presence of any Hazardous Substances existing in, on, under or about the Premises or the Project prior to the Effective Date. Further during the term of this Lease, Landlord shall maintain (a) pollution legal liability insurance covering the Project as a part of a blanket policy with liability limits of no less than **** and (b) underground storage tank insurance with liability limits of not less than the greater of **** or those limits which satisfy all applicable Requirements, and each such policy shall name Tenant as an additional insured thereunder, so long as such insurance policies are generally available and may be purchased on commercially reasonable terms. Landlord’s obligations under this Section 12.2 shall survive the termination or expiration of this Lease.

     12.3 Except for (i) amounts of Hazardous Substances (as hereinafter defined) which are a part of or contained in customary office and janitorial and maintenance supplies and/or equipment and (ii) diesel fuel stored in the Storage Tanks servicing the generators, and then with respect to both items (i) and (ii) only if used, stored and disposed of in accordance with the manufacturer’s instructions and all applicable Requirements, Tenant shall not, nor shall Tenant permit the Tenant Parties to, use, store, generate, treat, release or dispose any Hazardous Substance at, on or under the Project. Tenant shall indemnify, defend and hold the Landlord Parties harmless from all Claims arising from or attributable to any breach by Tenant of the covenants contained in this Section 12.3, as well as the use of any Hazardous Substances as permitted by this Section 12.3. Tenant’s indemnification obligations hereunder shall survive the termination or expiration of this Lease.

     12.4 The Tenant Parties shall comply with all reasonable Rules and Regulations. Landlord shall at all times have the right to make reasonable changes and additions to such Rules and Regulations. Any failure by Landlord to enforce any of the Rules and Regulations now or hereafter in effect, either against Tenant or any other tenant in the Building, shall not constitute a waiver of any such Rules and Regulations. Landlord shall not be liable to Tenant for the failure or refusal by any other tenant, guest, invitee, visitor, or occupant of the Building to comply with any of the Rules and Regulations provided Landlord shall use reasonable efforts to enforce the Rules and Regulations. Landlord shall not enforce such Rules and Regulations against the tenants of the Project on a discriminatory basis.

     12.5 Tenant and Tenant’s invitees, employees and agents shall be entitled to utilize, without charge, commencing on the Commencement Date, six hundred seventy four (674) parking spaces in the Project parking areas, included within such allotment, Tenant and the Tenant Parties and their successors shall be entitled to use on an exclusive, reserved basis the parking spaces marked on Exhibit A hereto as the “Reserved Spaces”. Landlord’s sole obligation with respect to such Reserved Spaces shall be to mark such spaces as being for Tenant’s use. Tenant shall cause its employees, invitees and agents to comply with the Rules and Regulations which are prescribed from time to time by Landlord for the orderly operation and use of the parking areas where the parking is located, including any sticker or other identification system established by Landlord, provided they are non-discriminatory. If Tenant fails to observe the Rules and Regulations with respect to parking and such failure continues for an additional five (5) days after written notice from Landlord to Tenant, then Landlord, at its option, may remove particular vehicles of Tenant and/or of its employees, licensees, contractors or invitees and all of Tenant’s personal property from the parking areas to the extent that such vehicles or property are in violation of such Rules and Regulations. Landlord shall not be liable for any damage or loss to any automobile (or property therein) parking in, on or about such parking areas, or for any injury sustained by any person in or about such areas. Tenant shall not tow cars or otherwise enforce its parking rights against third parties other than Tenant Parties and Tenant’s assignees and sublessees. The parking provided to Tenant pursuant to this Section 12.5 is provided to Tenant solely for use by Tenant’s own personnel, visitors and Tenant’s occupants and such parking spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant, except on a pro-rata basis in connection with a Permitted Transfer or an assignment or subletting or use by contractors of the Premises made in accordance with the terms of this Lease. Notwithstanding anything to the contrary contained herein, Landlord may reserve specific parking areas for other tenants of the Project covering a number of parking spaces which is approximately proportionate (based on square footage of premises) with the number of reserved parking spaces Landlord has granted Tenant hereunder.

ARTICLE 13

DEFAULT AND REMEDIES

     13.1 The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Lease: (a) Tenant fails to pay any Rent hereunder as and when such Rent becomes due and such failure shall continue for more than five (5) days after written notice from Landlord that the same is due; (b) the Premises become abandoned for more than fourteen (14) consecutive days as such abandonment may be determined pursuant to the terms of California Civil Code Section 1951.3; (c) Tenant permits to be done anything which creates a lien upon the Premises and fails to satisfy its obligations as required by Article 11; (d) Tenant violates the provisions of Article 8 by making an unpermitted Transfer which is not cured within thirty (30) days of notice thereof; (e) Tenant fails to maintain in force all policies of insurance required by this Lease and such failure shall continue beyond the earlier to occur of (i) the lapse of such policy and (ii) ten (10) days after Landlord gives Tenant notice of such failure; (f) any petition is filed by or against Tenant or any guarantor of this Lease under any present or future section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof (which, in the case of an involuntary proceeding, is not permanently discharged, dismissed, stayed, or vacated, as the case may be, within sixty (60) days of commencement), or if any order for relief shall be entered against Tenant or any guarantor of this Lease in any such proceedings; (g) Tenant or any guarantor of this Lease becomes insolvent or makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors; (h) a receiver, custodian, or trustee is appointed for the Premises or for all or substantially all of the assets of Tenant or of any guarantor of this Lease, which appointment is not vacated within sixty (60) days following the date of such appointment; or (i) Tenant fails to perform or observe any other terms of this Lease (other than those specified above in this Section 13.1) and such failure continues for more than thirty (30) days after Landlord gives Tenant written notice of such failure in the case of a non-emergency, or immediately in the case of an emergency, or, if such non-emergency failure cannot be corrected within such thirty (30) day period, if Tenant does not commence to correct such failure within said thirty (30) day period and thereafter diligently prosecute the correction of same to completion within an additional period of time reasonably necessary to correct such failure, but not to exceed an additional ninety (90) days. Any notice given by Landlord pursuant to this Section 13.1 may be the notice required or permitted pursuant to Section 1161 et seq. of the California Code of Civil Procedure or successor statutes, provided the provisions of such statutes are followed, as may be modified herein, and the provisions of this Lease shall not require the giving of a notice in addition to such statutory notice to terminate this Lease and Tenant’s right to possession of the Premises.

     13.2 During the continuance of any Event of Default, Landlord may pursue at its option any one or more of the following without further notice or demand to Tenant, Tenant hereby expressly waiving the requirement of service of any statutory notice or demand as a condition precedent to Landlord’s exercising any of the following rights:

     A. Landlord may, at its option, terminate this Lease by written notice to Tenant and recover possession of the Premises. Following such termination, Landlord may recover from Tenant damages arising from the Event of Default and the termination of this Lease, including without limitation the following:

(i)	The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination; plus

(ii)	The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)	The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv)	Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; plus

(v)	At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State in which the Project is located.

As used in subsections (A)(i) and (ii) above, the “Worth at the Time of Award” shall be computed by allowing interest at the Interest Rate. As used in subsection (A)(iii) above, the “Worth at the Time of Award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); or

     B. Exercise the remedy, described in California Civil Code 1951.4 (Landlord may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations); or

     C. Apply against any amounts owed by Landlord to Tenant, any amounts then due and payable by Tenant to Landlord; or

     D. At its option, but without any obligation, perform any obligation of Tenant under this Lease and, if Landlord so elects, all costs and expenses incurred by Landlord in performing such obligations, together with interest thereon at the Interest Rate from the date incurred until paid in full, shall be reimbursed by Tenant to Landlord on demand and shall be considered Rent for purposes of this Lease.

     13.3 No agreement to accept a surrender of the Premises and no act or omission by Landlord or Landlord’s agents during the Term shall constitute an acceptance or surrender of the Premises unless made in writing and signed by Landlord. No re-entry or taking possession of the

Premises by Landlord shall constitute an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No provision of this Lease shall be construed as an obligation upon Landlord to mitigate Landlord’s damages under the Lease, except to the extent required by applicable Requirements, including, but not limited to, California Civil Code Section 1951.2.

     13.4 No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord. Landlord’s acceptance of Rent following an Event of Default hereunder shall not be construed as a waiver of such Event of Default. No custom or practice between the parties in connection with the terms of this Lease shall be construed to waive or lessen Landlord’s right to insist upon strict performance of the terms of this Lease, without a written notice thereof to Tenant from Landlord.

     13.5 The rights granted to Landlord in this Article 13 shall be cumulative of every other right or remedy provided in this Lease or which Landlord may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Rent or damages accruing to Landlord by reason of any Event of Default under this Lease. Tenant agrees to pay to Landlord all costs and expenses incurred by Landlord in connection with an Event of Default and the enforcement of this Lease, including all attorneys’ fees incurred in connection with the collection of any sums due hereunder or the enforcement of any right or remedy of Landlord.

     13.6 Tenant waives all rights of redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, and under any other present or future law, in the event Tenant is evicted or Landlord otherwise lawfully takes possession of the Premises by reason of any default by Tenant.

ARTICLE 14

INSURANCE

14.1 A. Tenant shall obtain and keep in force during the Term the following insurance: (i) “All Risk” insurance insuring the Leasehold Improvements and any other improvements existing in the Premises (collectively, with the Leasehold Improvements the “Premises Improvements”), Tenant’s interest in the Premises and all property located in the Premises, including telephone and other equipment, supplies, computer systems, trade fixtures, furniture, furnishings and other items of personal property (“Tenant’s Property”) and all Alterations, in an amount equal to the full replacement value; (ii) Business Interruption insurance in an amount that will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against under Section 14.1A(i); and sufficient to reimburse Tenant for Rent in the event of a casualty to, or temporary taking of, the Project, Buildings or the Premises; (iii) Commercial General Public Liability insurance including personal injury, bodily injury, broad form property damage, products and completed operations liability, contractual liability, coverage to include contractors and subcontractors, with a cross liability clause and a severability of interests clause, in limits not less than $5,000,000.00, inclusive, per occurrence; (iv) Workers’ Compensation, in form and amount as required by applicable Requirements, including Employer’s Liability insurance of not less than $1,000,000.00; (v) during the time Tenant, or its contractor, performs any Alterations in the Premises (other than in connection with the construction of Leasehold Improvements, in which case the provisions of Exhibit D hereto shall apply), Builder’s Risk insurance on an “All Risk” basis (including collapse) on a completed value (non-reporting) form for full replacement value covering all work incorporated in the Project and all materials and equipment in or about the Premises; (vi) Tenant’s “All Risk” Legal Liability insurance with limits not less than $1,000,000; (vii) Automobile Liability covering all owned, leased, non-owned, hired, rented or borrowed vehicles and related equipment with limits of $1,000,000.00 for bodily injury and property damage combined; and (viii) any other form or forms of insurance or any changes or endorsements to the insurance required herein as Landlord, or any mortgagee or lessor of Landlord, may reasonably require, from time to time, in form or in amount that are reasonable and customary in the Market Area for tenants in buildings of this type.

     B. All such policies of insurance shall name Tenant as the insured thereunder and (except for the insurance described in Section 14.1A(iv)) shall name Landlord, the Building’s property manager and other parties identified by Landlord such as mortgagees and ground lessors (herein, such mortgagees, secured lenders and ground lessors are collectively referred to as “Secured Parties”), as additional insureds with respect to the Commercial General Public Liability insurance described in Section 14.1(A)(iii) above, all as their respective interests may appear. The insurers will have a Best’s Rating of A-VI or better and the deductibles shall be reasonable and customary for companies comparable to Tenant. Tenant shall deliver to Landlord certificates and/or binders of such insurance by the Commencement Date and, with respect to renewals of such policies, not later than five (5) days prior to the end of the expiring term of coverage. All policies of insurance shall be primary and Tenant shall not carry any separate or additional insurance concurrent in form or requiring contribution in the event of any loss or damage with any insurance maintained by Landlord. All such policies and certificates shall contain an agreement by the insurers (i) that the policies will not be invalidated as they affect the interests of the additional insureds by reason of any breach or violation of warranties, representations, declarations or conditions contained in the policies by Tenant and (ii) that the insurers shall provide Landlord with not less than thirty (30) days prior written notice of any material reduction in coverage, termination or cancellation (ten (10) days for non-payment of premium) of such policies and (iii) waiving any rights of subrogation, except with respect to the Commercial General Public Liability insurance described in Section 14.1(A)(iii) above.

     14.2 Landlord shall obtain “All Risk” property insurance on the Project (other than Premises Improvements and Tenant’s Property), including for risk of earthquake and flood if Landlord desires, against damages or loss in an amount equal to the full replacement value, as well as commercial general public liability insurance and such other insurance as is reasonably required by Landlord or customarily maintained by prudent owners of Class A Buildings in the Market Area, all in such amounts and with such insurers deductibles as Landlord reasonably deems appropriate. Each year at least eleven (11) days prior to Landlord’s renewal of its insurance policies that relate to the Project, Landlord will provide Tenant with information regarding the insurance coverage for the Project, including the price, the Best’s ratings of the insurer, the amount of the deductibles, the coverage and term. In the event that Tenant desires, Tenant may, upon delivering notice to Landlord not more than ten (10) days after receiving Landlord’s insurance notice, purchase “All-Risk” property insurance, including such coverages as Landlord’s policy may contain, and Commercial General Public Liability insurance and/or such other insurance that Landlord may carry with respect to the Premises, and provided that such insurance, in all respects, is at least as favorable insurance as Landlord intends to provide, including, but not limited to, at least the same coverage, term and insurer’s Best’s rating and the deductibles are no higher (except for earthquake insurance which may be as high as ten percent (10%) of the replacement cost of the Premises, but in the event that such deductible is higher than the deductible offered by Landlord, Tenant shall be deemed to self-insure for the difference between the deductible amount under the insurance policy obtained by Tenant and the deductible offered by Landlord and in the event of a casualty covered by such policy, Tenant shall pay over the lesser of the actual cost of repairs or such difference in the deductible amount to Landlord) as set forth in the information delivered to Tenant from Landlord. In such case for the term of such insurance policy or policies, (1) Tenant shall not be obligated to reimburse Landlord for such insurance through Operating Costs, and (2) Landlord shall no longer be obligated to provide such insurance under the terms of this Lease. Tenant may not modify or terminate such policy without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion. If Tenant fails to deliver such notice, Landlord may carry such insurance and charge Tenant its pro rata share as an Operating Cost. All such policies of insurance carried by Tenant shall comply with the terms set forth above in Section 14.1(B) for insurance policies carried by Tenant.

     14.3 Tenant shall not conduct or knowingly permit to be conducted in the Premises any activity, or place any equipment in or about the Premises or the Project, which will invalidate the insurance coverage in effect or increase the rate of “All Risk” property insurance or other insurance on the Premises or the Project, and Tenant shall comply with all requirements and regulations of Landlord’s casualty and liability insurer. If any increase in the rate of property insurance or other insurance carried by Landlord occurs due to any act or omission by any Tenant Parties (as defined below), Tenant shall pay for such increase as Additional Rent payable with the next monthly installment of Base Rent due under this Lease.

     14.4 Landlord and Tenant, in the exercise of their commercial business judgment, acknowledge that the use of insurance is the best way to protect against the risk of loss to their respective properties and economic interests in the Project and the Premises. Accordingly, each agree that in the event of loss or damage to their respective properties or interests, such loss will be satisfied first by the insurance proceeds paid to the party suffering the loss, next such loss will be deemed satisfied by the insurance proceeds that would have been paid to the party suffering the loss had the insurance required hereunder been carried by such party, and finally, such loss will be satisfied by the party causing the loss or damage. Without limiting the waiver of subrogation required in Section 14.1B, if and to the extent that applicable Requirements permit a full waiver of claims between landlords and tenants in leases such as this Lease, then Landlord and Tenant waive all claims against the other and the Tenant Parties and the Landlord Parties, respectively, for any loss, damage or injury, notwithstanding the negligence of either party in causing a loss or the availability of insurance proceeds.

ARTICLE 15

DAMAGE BY FIRE OR OTHER CAUSE

     15.1 Except as otherwise expressly provided in this Article 15, if the Buildings (or any portion thereof) or the Premises is damaged or destroyed during the Term, Landlord shall diligently repair or restore the Buildings or the Premises (exclusive of the Premises Improvements, Tenant’s Property and Alternations), as the case may be, as soon as reasonably possible to substantially the condition in which the Buildings or the Premises, as the case may be, existed immediately prior to such damage or destruction (exclusive of the Premises Improvements, Tenant’s Property and Alterations). Except as otherwise expressly provided in this Article 15, if the Premises (or any portion thereof) is damaged or destroyed during the Term, Tenant shall diligently repair or restore, in accordance with the provisions governing Alterations as set forth in Section 10, the Premises Improvements, the Tenant’s Property and the Alterations in the Premises as soon as reasonably possible to substantially the condition in which such items existed immediately prior to such damage or destruction.

     15.2 Except as provided in this Section 15.2, Landlord shall have no liability to Tenant for inconvenience, loss of business or annoyance arising from any casualty or any restoration. If the Premises (or any portion thereof) is not usable for Tenant’s business purposes pending and during reconstruction as provided in Section 15.1, and in fact Tenant Ceases to Use the Premises (or the affected portion thereof), Rent due and payable hereunder shall equitably abate for the portion of the Premises which is unusable and which Tenant has Ceased to Use for the period commencing with the date of such casualty until the earlier of the date (i) that reconstruction of the Premises is substantially completed by Landlord to the extent required to be completed by Landlord as provided in Section 15.1 plus a reasonable time to restore the Leasehold Improvements not to exceed one hundred eighty (180) days or (ii) that Tenant resumes the conduct of its business from such portion of the Premises.

     15.3 If there is damage or destruction to the Project (whether or not such damage affects the Premises) or to the Premises, to the extent that Landlord reasonably determines that the Project or the Premises (exclusive of the Premises Improvements, Tenant’s Property and Alterations), as the case may be, cannot be fully repaired or restored within (i) three hundred sixty five (365) days from the date of the casualty and occurs at any time during the Term or (ii) three (3) months from the date of the casualty and occurs during the last Lease Year of the Term, as the same may have been extended pursuant to Article 22 hereof, then, Landlord and (solely in the event that the Premises is damaged or destroyed) Tenant shall have the option, upon written notice delivered to the other party within fifteen (15) days of Tenant’s receipt of Landlord’s written notice of the length of such restoration (such notice to be provided within sixty (60) days of such casualty), to terminate this Lease. If the restoration to the Project is prohibited by any Requirements or the insurance proceeds, including deductible amounts (subject to reimbursement pursuant to the terms of Operating Costs), are insufficient or otherwise not available, then Landlord may elect to terminate this Lease upon giving written notice of such election to Tenant within sixty (60) days after such casualty. In the event that Landlord declines to repair the Premises as a result of a shortage of insurance proceeds, Tenant may request from Landlord an estimate of the shortage of insurance proceeds. Within thirty (30) days of receipt of Landlord’s estimate, Tenant may deposit with Landlord the funds set forth in such estimate, in which case, Landlord’s termination of the Lease shall be voided and Landlord shall proceed with such restoration as if there were no such shortage. After completion if the actual costs exceed such estimate, Tenant shall pay Landlord such excess costs. In the event the restoration costs less than such estimate, Landlord shall refund any excess funds deposited by Tenant.

     15.4 In the event of termination of this Lease pursuant to this Article 15, then (1) all Rent shall be apportioned and paid to the later of the date on which possession is relinquished or the date of such damage (subject to abatement as set forth in Section 15.2), (2) Tenant shall immediately vacate the Premises as required herein and (3) Tenant shall pay to Landlord that amount of Tenant’s insurance proceeds (or the amount which would have been received by Tenant if Tenant was carrying the insurance required by this Lease) which insures damage to the Premises Improvements and Alterations, provided that Tenant make keep the unamortized value (amortized on a straight line basis over the Term) of Premises Improvement and Alterations constructed and paid for by Tenant. Tenant’s obligations under this Section 15.4 shall survive the termination of this Lease. If neither Landlord nor Tenant timely elects to terminate this Lease, this Lease shall remain in full force and effect and the Project and Premises shall be diligently repaired and restored in accordance with Section 15.1.

     15.5 Tenant hereby waives California Civil Code Sections 1932(2) and 1933(4), providing for termination of hiring upon destruction of the thing hired and Sections 1941 and 1942, providing for repairs to and of the Premises.

ARTICLE 16

CONDEMNATION

     16.1 If the whole or substantially the whole of the Buildings or the Premises are permanently taken or condemned by eminent domain or by any conveyance in lieu thereof (such taking, condemnation or conveyance in lieu thereof being hereinafter referred to as “condemnation”), the Term shall cease and this Lease shall terminate on the date the condemning authority takes possession.

     16.2 If as a result of any taking Landlord cannot within a reasonable time period provide Tenant (i) at or in the vicinity of the Project (defined as being within one-quarter [1/4] mile radius of the existing parking) with the number of parking spaces required by local code for office space the size of the Premises or (ii) reasonable access to the Premises, then Landlord or Tenant shall have the right to terminate this Lease by written notice to the other party given within thirty (30) days after the date the condemning authority takes possession. If any portion of the Project other than the Premises is permanently taken by condemnation, this Lease shall remain in full force and effect unless terminated pursuant to the other provisions of this Article 16.

     16.3 If a portion, but less than substantially the whole, of the Premises shall be permanently taken by condemnation, then this Lease shall terminate as of the date the condemning authority takes possession as to the portion of the Premises so taken, and unless Landlord or Tenant exercises its option to terminate this Lease pursuant to this Section 16.3, this Lease shall remain in full force and effect as to the remainder of the Premises. In the event that more than fifteen percent (15%) of the floor area of the Premises is permanently taken by condemnation and Landlord does not provide Tenant with comparable replacement space at the Project, Tenant may terminate this Lease by written notice to Landlord given within thirty (30) days after the date the condemning authority takes possession. If this Lease is not terminated pursuant to the provisions of this Article 16, then the Rent due and payable hereunder shall equitably abate for the portion of the Premises which is permanently condemned and not occupied for the period commencing with the date possession of such portion of the Premises is given to the condemning authority. If all or any portion of the Premises shall be temporarily taken by condemnation, then this Lease shall remain in full force and effect and Tenant shall continue to pay in full the Rent payable hereunder. In the event of such temporary condemnation, Tenant shall be entitled to appear in and claim any portion of the condemnation award for such temporary taking that represents compensation for Tenant’s loss of use and occupancy of the Premises during the lesser of the period of the temporary taking or the Term of this Lease. Landlord shall be entitled to appear in and claim that portion of the condemnation award that represents the cost of restoration of the Premises and the use or occupancy of the Premises after the end of the Term.

     16.4 If this Lease terminates pursuant to the provisions of Article 16, the Rent shall be apportioned as of such date of termination; provided, however, that those provisions of this Lease which are designated to cover matters of termination and the period thereafter shall survive the termination hereof.

     16.5 Except as specifically provided herein, all compensation awarded or paid upon a condemnation of any portion of the Project shall belong to and be the property of Landlord without participation by Tenant. Nothing herein shall be construed, however, to preclude Tenant from prosecuting any claim directly against the condemning authority the unamortized value (amortized on a straight line basis over the Term) of any Leasehold Improvements or Alterations paid for by Tenant, for loss of business, loss of good will, moving expenses, damage to, and cost of removal of, trade fixtures, furniture and other personal property belonging to Tenant.

ARTICLE 17

INDEMNIFICATION

     17.1 Tenant shall indemnify and save Landlord, the Secured Parties and the Landlord Parties harmless from and against all Claims brought by third parties and that arise from Tenant’s or its subtenant’s, assignee’s, agent’s, licensee’s, contractor’s, subcontractor’s, officer’s, director’s, shareholder’s or employee’s (herein, Tenant and such other parties are collectively referred to as the “Tenant Parties”) use and occupancy of the Premises and the Project or from any other activity, omission, work or thing done, permitted or suffered by Tenant or the Tenant Parties in or about the Premises and the Project. If any such proceeding is filed by a third party against Landlord or any such indemnified party, Tenant agrees to defend Landlord or such party in such proceeding at Tenant’s sole cost by legal counsel reasonably satisfactory to Landlord and such indemnified party, if requested by Landlord. In no event shall Tenant be obligated to indemnify Landlord or any of the other parties identified above for any willful or negligent act or omission of Landlord or such other party.

     17.2 Landlord shall indemnify and save Tenant and the Tenant Parties harmless from and against all Claims brought by third parties and that arise from Landlord’s or its agent’s, licensee’s, contractor’s, subcontractor’s, officer’s, director’s, partner’s or employee’s (herein, Landlord and such other parties are collectively referred to as the “Landlord Parties”) use and occupancy of the Premises and the Project or from any other activity, omission, work, or thing done, permitted or suffered by Landlord or Landlord Parties in or about the Premises and the Project. If any such proceeding is filed by a third party against Tenant or any such indemnified party, Landlord agrees to defend Tenant or such party in such proceeding at Landlord’s sole cost by legal counsel reasonably satisfactory to Tenant and such indemnified party, if requested by Tenant. In no event shall Landlord be obligated to indemnify Tenant or any of the other parties identified above for any willful or negligent act or omission of Tenant or such other party.

     17.3 The provisions of this Article 17 shall survive the expiration or termination of this Lease with respect to any Claims asserted against Landlord or Tenant within any applicable statute of limitations.

ARTICLE 18

SUBORDINATION

     18.1 Unless elected otherwise by the ground lessee or Secured Party, as the case may be, this Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments thereto; provided the ground lessee or Secured Party recognizes the validity of this Lease and the Secured Party agrees that, notwithstanding any default by Landlord with respect to said ground lease or mortgage or any termination or foreclosure thereof, Tenant’s possession and right of use under this Lease and the rights of Tenant under this Lease in and to the Premises shall not be disturbed by such Secured Party unless and until an Event of Default shall have occurred hereunder.

     If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given, Tenant shall attorn to such Secured Party or purchaser at such foreclosure sale and this Lease shall continue in effect as a direct lease between Tenant and such Secured Party or purchaser. The ground lessee or Secured Party or purchaser shall (i) be liable as Landlord only for the obligations of Landlord accruing after such ground lessee or Secured Party or purchaser has taken fee title to the Building or Project and (ii) not be liable for (a) any Rent paid more than thirty (30) days in advance or (b) any offsets, claims or defenses which Tenant may have against the previous Landlord. Tenant shall within ten (10) business days of request by Landlord or ground lessee, Secured Party or purchaser (in case of attornment), execute and deliver to the requesting party a subordination, non-disturbance and attornment agreement in a form reasonably satisfactory to the requesting party, Tenant and Landlord.

     18.2 Any ground lessee, Secured Party or purchaser shall be responsible for the return of any security deposit and Rent voluntarily paid in advance by Tenant only to the extent the security deposit or Rent is received by or credited to such ground lessee, Secured Party or purchaser.

     18.3 No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release of such obligations or a termination of this Lease unless (a) Tenant has given notice by registered or certified mail to any Secured Party whose address shall have been furnished to Tenant, and (b) Tenant offers such Secured Party a reasonable opportunity to cure the default.

     18.4 Landlord represents that on the Commencement Date, there shall be no indebtedness secured by a mortgage or deed of trust on Landlord’s interest in the Project and that there is no other Secured Party with respect to the Project.

     18.5 Tenant acknowledges that Landlord may in its sole discretion make the Project subject to reasonable and non-discriminatory restrictive covenants, conditions, easements and other encumbrances (“Restrictive Covenants”). Subject to the provisions of Section 21.15 below, such Restrictive Covenants may not have a material adverse impact upon Tenant’s use and enjoyment of the Premises or Common Areas or access to the Premises or reduce the number of parking spaces Tenant is entitled to use hereunder. This Lease shall be subordinate to any such Restrictive Covenants. Such subordination shall automatically be effective without any action or notice to Tenant.

ARTICLE 19

SURRENDER OF THE PREMISES AND HOLDOVER

     Upon the Expiration Date or earlier termination of this Lease, or upon any re-entry of the Premises by Landlord without terminating this Lease pursuant to Section 13.2(B), Tenant, at Tenant’s sole cost and expense, shall peacefully vacate and surrender the Premises to Landlord in good order, broom clean and in the same condition as at the beginning of the Term or as the Premises may thereafter have been improved by Landlord or Tenant (provided such Alterations were made with Landlord’s consent and not required to be removed pursuant to Section 10.4 or Exhibit D hereof), reasonable use and wear thereof and repairs which are Landlord’s obligations under Articles 9, 15 and 16 only excepted, and Tenant shall comply with Section 10.4 relating to removal and restoration as well as remove all Tenant’s Property and Alterations that Landlord requires Tenant to remove (other than those Alterations that Landlord agreed could remain pursuant to the terms of Section 10.4 above) and turn over all keys for the Premises to Landlord. Should Tenant continue to hold the Premises after the Expiration Date or earlier termination of this Lease or Tenant’s right to possession without Landlord’s prior written consent, such holding over shall constitute and be construed as a tenancy at sufferance on the same terms hereof except monthly installments of Base Rent shall be equal to (i) for the first thirty (30) days of any such holdover, one hundred fifty percent (150%) of the Base Rent in effect as of the date of termination, and (ii) after the first thirty (30) days of such holdover, one hundred fifty percent

(150%) of the greater of the Base Rent in effect as of the date of termination and the fair market rent as of the date of termination, and (B) Tenant shall have no right to renew this Lease or to expand the Premises or any right to additional services. Tenant shall also be liable to Landlord for any and all damages which Landlord suffers because of any holding over by Tenant. Upon Tenant’s request therefor, Landlord shall give Tenant written notice of whether Landlord has prospective tenants or purchasers for the Premises. Any of Tenant’s Property not removed that Landlord’s requires to be removed or that is required to be removed pursuant to terms of this Lease, may be removed by Landlord and stored, discarded, retained or sold by Landlord and the cost of such storage, discarding, removal and disposition as well as the cost of repairing any damage caused by such removal, shall be paid by Tenant within thirty (30) days of demand and such sum shall accrue interest at the Interest Rate from the date incurred until paid in full. No acceptance of Rent payable pursuant to this Section 19 by Landlord shall operate as waiver of Landlord’s right to gain possession of the Premises or any other remedy set forth herein. The provisions of this Article 19 shall survive the expiration or earlier termination of this Lease.

ARTICLE 20

[INTENTIONALLY OMITTED.]

ARTICLE 21

MISCELLANEOUS

     21.1 Professional Fees. In any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party its professional fees for attorneys, appraisers and accountants, its investigation costs, and any other legal expenses and court costs incurred by the prevailing party in such action or proceeding.

     21.2 Reimbursements. Wherever this Lease requires Tenant to reimburse or pay Landlord for the cost of any item or service (including the overseeing of Alterations performed by Landlord or Tenant other than Leasehold Improvements) except as a part of ordinary payments of Operating Costs, Taxes or utility reimbursements, such costs will be the actual, reasonable costs of Landlord for such item or service plus an administrative fee not to exceed five (5%) of the cost of such item or service. All such charges shall be payable upon demand as Additional Rent.

     21.3 Severability. Every provision in this Lease is, and shall be construed as, a separate and independent covenant. If any term of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable, the remaining provisions shall not be affected.

     21.4 Non-Merger. There shall be no merger of this Lease with any ground leasehold interest or the fee estate in the Project or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or any interest in this Lease as well as any ground leasehold interest or fee estate in the Project or any interest in such fee estate.

     21.5 Landlord’s Liability. Notwithstanding anything to the contrary contained in this Lease, Landlord’s liability under this Lease is limited solely to Landlord’s equity in the Project, and in no event shall recourse be had to any other property or assets of Landlord or against any member, partner, shareholder, trustee, officer or director of Landlord or any assets of such parties. If Landlord shall at any time transfer its interest in the Project or this Lease, and to the extent the transferee assumes Landlord’s obligations and liabilities hereunder, Landlord shall be released of any obligations occurring after such transfer, and Tenant shall look solely to Landlord’s successors for performance of such obligations.

     21.6 Force Majeure. Whenever the period of time is herein prescribed for action to be taken by Landlord or Tenant, Landlord or Tenant shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to Force Majeure. Force majeure shall not excuse or delay Tenant’s obligation to pay Rent or any other amount due under this Lease. As used herein, “Force Majeure” shall mean strikes, riots, acts of God, shortages of labor or materials, weather, war, governmental approvals, laws, regulations, or restrictions, or any other cause of any kind whatsoever which is beyond the reasonable control of, as applicable, Landlord or Tenant.

     21.7 Headings. The article headings contained in this Lease are for convenience only and shall not enlarge or limit the scope or meaning of the various and several articles hereof. Words in the singular number shall be held to include the plural, unless the context otherwise requires.

     21.8 Successors and Assigns. All agreements and covenants herein contained shall be binding upon the respective heirs, personal representatives, successors and assigns of the parties hereto. If there is more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, Tenant’s obligations shall be joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant hereunder before proceeding against such guarantor, and any such guarantor shall not be released from its guarantee for any reason, including any amendment of this Lease, any forbearance by Landlord or waiver of any of Landlord’s rights, the failure to give Tenant or such guarantor any notices, or the release of any party liable for the payment or performance of Tenant’s obligations hereunder. Notwithstanding the foregoing, nothing contained in this Section 21.8 shall be deemed to override Article 8.

     21.9 Landlord’s Representations. Neither Landlord nor Landlord’s agents or brokers have made any representations or promises with respect to the Premises or the use thereof, the Building, the Land, or any other portions of the Project except as herein expressly set forth and all reliance with respect to any representations or promises is based solely on those contained herein. No rights, easements, or licenses are acquired by Tenant under this Lease by implication or otherwise except as, and unless, expressly set forth in this Lease.

     21.10 Entire Agreement; Amendments. This Lease and the Exhibits and Riders attached hereto set forth the entire agreement between the parties and cancel all prior negotiations, arrangements, brochures, agreements, and understandings, if any, between Landlord and Tenant regarding the subject matter of this Lease. No amendment or modification of this Lease shall be binding or valid unless expressed in writing executed by both parties hereto.

     21.11 Tenant’s Authority. Tenant hereby covenants, warrants and represents that: (1) the individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease in accordance with the organizational documents of Tenant; (2) this Lease is binding upon Tenant; (3) Tenant is duly organized and existing in the state of its formation and is qualified to do business in the state where the Project is located and (4) the execution and delivery of this Lease will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which it is a party or by which it may be bound.

     21.12 Governing Law. This Lease shall be governed by and construed under the laws of the State of California, without regard to conflicts of laws principals. Any action brought to enforce or interpret this Lease shall be brought in the court of appropriate jurisdiction in Santa Clara County, California. Should any provision of this Lease require judicial interpretation, the court interpreting or considering same shall not apply the presumption that the terms hereof shall be more strictly construed against the party who itself or through its agents prepared the same, it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had full opportunity to consult legal counsel of its choice before the execution of this Lease.

     21.13 Tenant’s Use of Name of the Project. Tenant shall not, without the prior written consent of Landlord, use the name of the Project for any purpose other than as the address of the business to be conducted by Tenant in the Premises, and Tenant shall not do or permit the doing of anything which in the reasonable judgment of Landlord may reflect unfavorably on Landlord or the Project or confuse or mislead the public as to any apparent connection or relationship between Tenant and Landlord, the Project, or the Land.

     21.14 Ancient Lights. Any elimination or shutting off of light, air, or view by any structure which may be erected on lands adjacent to the Premises shall not affect this Lease and Landlord shall have no liability to Tenant with respect thereto.

     21.15 Changes to Project by Landlord. Landlord shall have the right to make changes to all portions of the Project in Landlord’s reasonable discretion for the purpose of improving access or security to the Project or the flow of pedestrian and vehicular traffic therein. Landlord may at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor (a) rearrange, change, expand or contract portions of the Project constituting Common Areas, (b) use Common Areas while engaged in making improvements, repairs or alterations to the Project, or any portion thereof, and (c) do and perform such other acts and make such other changes in to or with respect to the Project, or any portion thereof, as Landlord may, in the exercise of sound business judgment, deem to be appropriate, including without limitation the reasonable closure of any portion of the Project or the Common Areas for such time in order to construct additional buildings or other improvements or prevent any adverse possession or public dedication claim, provided Tenant continues to have access to the Project and Premises, full use of the Cafeteria and subject to the provisions set forth below, parking as required under this Lease. In particular, without limiting the foregoing Tenant hereby acknowledges that (a) Landlord reserves the right to further subdivide all or a portion of the Project; (b) if portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are at any time owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, except for the Cafeteria, which may only be used as provided in Section 26.1 below, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Operating Costs to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project and at Landlord’s request, Tenant shall subordinate this Lease to any such agreement pursuant to the terms of Section 18.5; and (c) nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease. Tenant acknowledges that Landlord may take various actions with respect to the Project, including, but not limited to, performing construction on portions of the Project following Tenant’s occupancy of the Premises, and that such actions may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Except as expressly set forth in this Lease, Tenant hereby waives any and all rent offsets that may arise in connection with such actions, including any offsets that may arise in connection with such actions. Notwithstanding anything to the contrary contained herein, the parties hereto contemplate that during construction at the Project Landlord will require alternative parking arrangements for the Project. The type and terms of such alternative parking arrangement will be subject to Tenant’s consent not to be unreasonably withheld, conditioned or delayed, but such arrangements may include valet parking on the Project.

     21.16 Time of Essence. Time is of the essence of this Lease.

     21.17 Landlord’s Acceptance of Lease. The submission of this Lease to Tenant shall not be construed as an offer and Tenant shall not have any rights with respect thereto unless this Lease is consented to by any Secured Party, and any lessor of Landlord, to the extent such consent is required, and Landlord executes a copy of this Lease and delivers the same to Tenant.

     21.18 Estoppel Certificates. Within ten (10) business days after request by either party, the other party shall execute and deliver to the requesting party a written certificate as to the status of this Lease, any existing defaults, the status of the payments and performance of the parties required hereunder and such other information that may be reasonably requested. Any such certificate may be relied upon by Landlord, any successor landlord, any Secured Party, any lessor of Landlord, Tenant or any Tenant Parties.

     21.19 Financial Statements. At any time during the Term that Tenant’s stock is not publicly traded, Tenant shall, but not more than once per year, except in the event of a transfer or financing of the Project, upon ten (10) days prior written notice from Landlord, provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statement shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

     21.20 WAIVER OF JURY TRIAL. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURTS LOCATED IN THE DISTRICT WHERE THE PROJECT IS LOCATED, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

     21.21 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent stipulated herein shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction. Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy in this Lease.

     21.22 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

     21.23 Waiver. No failure by either party to exercise, or delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. Any consent or approval given by Landlord in any one instance shall not constitute consent or approval for any subsequent matter, even if similar to the matter for which such consent or approval was originally given.

     21.24 Landlord’s Right to Inspect. Landlord shall retain duplicate keys, cards, access codes or other access means to all doors of the Premises. Landlord shall have the right to enter the Premises during normal business hours upon no less than twenty-four (24) hours prior oral notice to Tenant’s designated representative (or, in the event of an emergency, at any hour without notice) (a) to exhibit the same to present or prospective Secured Parties or purchasers during the Term and to prospective tenants during the last twelve (12) months of the term, (b) to inspect the Premises, (c) to confirm that Tenant is complying with all of Tenant’s covenants and obligations under this Lease, (d) to make repairs required of Landlord under the terms of this Lease, (e) to make repairs to areas adjoining the Premises, (f) to repair and service utility lines or other components of the Project and (g) in connection with Landlord’s rights under Articles 7 and 9 of this Lease; provided, however, Landlord shall use reasonable efforts to minimize interference with Tenant’s business. Except to the extent of Landlord’s or any Landlord Parties’ negligence or willful misconduct, Landlord shall not be liable to Tenant for the exercise of Landlord’s rights under this Section 21.24. Landlord shall use reasonable and good faith efforts to inspect the Premises in a manner that will minimize to the extent practicable the disruption of Tenant’s business in the Premises.

     21.25 Brokerage. Tenant and Landlord each represent and warrant to the other that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent in connection with the negotiation or execution of this Lease which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith, other than with Brokers, and each party shall indemnify and hold the other harmless from all Claims by any broker or agent with respect to this Lease which arise out of any agreement or dealings, or alleged agreement or dealings, between the indemnifying party and any such agent or broker, other than with Brokers. Landlord shall pay the Brokers as required pursuant to the Commission Agreement between Landlord and the Brokers, attached hereto and incorporated by this reference as Exhibit H relating to this Lease. This provision shall survive the expiration or earlier termination of this Lease.

     21.26 Notices. All notices, consents, demands, requests, documents, or other communications (other than payment of Rent) required or permitted hereunder (collectively, “notices”) shall be in writing and be deemed given, whether actually received or not, when dispatched for hand delivery (with signed receipts) to the other party, or on the first Business Day after dispatched for delivery by nationally-recognized air express courier (with signed receipts) to the other party, or on the third Business Day after deposit in the United States mail, postage prepaid, certified, return receipt requested, except for notice of change of address which shall be deemed given only upon actual receipt. The addresses of the parties for notices are set forth in the Basic Lease Information, or any such other addresses subsequently specified by each party in notices given pursuant to this Section 21.26.

ARTICLE 22

RENEWAL OPTIONS

     22.1 Subject to the provisions hereinafter set forth, Landlord hereby grants to Tenant an option to extend the Term of this Lease, for a period of **** years, subject to variation pursuant to the terms of Section 23.4 and 25.4 below (the “First Renewal Period”) after the expiration of the initial Term, which First Renewal Period shall commence on the day after the Expiration Date (the “First Renewal Period Commencement Date”) and end on the day before the **** anniversary of the First Renewal Period Commencement Date and an option to extend the Term of this Lease, for a period of ****, subject to variation pursuant to the terms of Section 23.4 and 25.4 below (the “Second Renewal Period”) after the expiration of the First Renewal Period, which Second Renewal Period shall commence on the day after the expiration of the First Renewal Period (the “Second Renewal Period Commencement Date”) and end on the day before the **** anniversary of the Second Renewal Period Commencement Date.

     22.2 Each such option shall be exercisable by written notice (each, a “Renewal Notice”) from Tenant to Landlord of Tenant’s election to exercise said option given not later than twelve (12) months prior to the First Renewal Period Commencement Date or Second

Renewal Period Commencement Date, as applicable. If Tenant’s then applicable option is not so exercised, said option and all future options shall thereupon expire.

     22.3 Tenant may only exercise either such option, and an exercise thereof shall only be effective, if (i) at the time of Tenant’s exercise of said option and on the First Renewal Period Commencement Date or Second Renewal Period Commencement Date, as applicable, this Lease is in full force and effect and no Event of Default by Tenant exists, and (ii) inasmuch as said option is intended only for the benefit of the original Tenant named in this Lease and said Tenant has not assigned this Lease or sublet more than fifty percent (50%) of the Premises for substantially all of the remaining term other than through a Permitted Transfer. Without limitation of the foregoing, no sublessee or assignee other than an assignee through a Permitted Transfer shall be entitled to exercise said option.

     22.4 Base Rent payable during each Renewal Period with respect to all space included in the Premises as of the First Renewal Period Commencement Date or Second Renewal Period Commencement Date, as applicable shall be equal to **** of the Market Rent (as hereinafter defined). Landlord shall give Tenant written notice of the Market Rent, including yearly escalations, within thirty (30) days following written request by Tenant but not earlier than fourteen (14) months prior to the First Renewal Period Commencement Date or Second Renewal Period Commencement Date, as applicable.

     If Tenant disagrees with Landlord’s determination of the Market Rent, Tenant shall notify Landlord of such disagreement within twenty (20) days after receipt of Landlord’s determination of the Market Rent, which notice shall set forth Tenant’s determination of the Market Rent. If Tenant fails to so notify Landlord of Tenant’s disagreement and Tenant’s determination of Market Rent within the required time period, Landlord’s determination of the Market Rent shall be binding on Tenant. If Tenant so notifies Landlord that Landlord’s determination of the Market Rent is not acceptable to Tenant together with Tenant’s determination of Market Rent, Landlord and Tenant shall, during the fifteen (15) day period after Tenant’s notice (the “Negotiation Period”), attempt to agree on the Market Rent. If Landlord and Tenant are unable to agree, Tenant shall within ten (10) days after the Negotiation Period, either (i) accept Landlord’s determination of the Market Rent, (ii) if Tenant has not already exercised its then current option, reject Landlord’s determination and decline to exercise such option, or (iii) reject such determination, exercise such option, if Tenant has not already done so, and submit the determination to binding arbitration as provided below. If Tenant fails to so notify Landlord of Tenant’s election under the preceding sentence within said ten (10) day period after the Negotiation Period, Tenant shall be deemed to have rejected Landlord’s determination and to have declined to exercise its current option, if Tenant had not already exercised such option.

     In the event Tenant timely elects arbitration to determine the Market Rent, Landlord and Tenant shall, within ten (10) days after such election to arbitrate, each select an independent leasing broker who shall have at least ten (10) years’ experience in leasing office space in the Market Area, with working knowledge of current rental rates and practices and shall not be an employee of Landlord or Tenant or a broker retained by Landlord or Tenant in the previous twelve (12) month period. If either Landlord or Tenant fails to appoint a leasing broker within the ten (10) day period referred to above, the leasing broker appointed by the other party shall be the sole leasing broker for the purposes hereof. Upon selection, Landlord’s and Tenant’s leasing broker shall select a third leasing broker meeting the aforementioned criteria. If the two (2) leasing brokers cannot agree on the selection of the third leasing broker within ten (10) days of their selection, then either party may request appointment of the third leasing broker by application to the JAMS. Once the third leasing broker has been selected as provided for above (or, if a party has failed to timely select any leasing broker, then once that party has failed to make that selection), then, as soon thereafter as practicable but in any case within fourteen (14) days, the third leasing broker (or the sole leasing broker, as applicable) shall make his/her determination of which of Landlord’s estimate of the Market Rent or Tenant’s estimate of the Market Rent (collectively, the “Estimates”) most closely reflects the Market Rent and such Estimate shall be binding on both Landlord and Tenant as the Market Rent for the Premises for such Renewal Period. Such leasing broker shall only be permitted to select either Landlord’s or Tenant’s Estimate and shall not be permitted to determine a different rate. The parties shall share equally in the costs of the third leasing broker (or the sole leasing broker, as applicable). Any fees of any leasing broker, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such leasing broker, counsel or expert.

     22.5 If Tenant has validly exercised one of such options, within thirty (30) days after the parties hereto agree upon the Market Rent, Landlord and Tenant shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to the First Renewal Period or Second Renewal Period, as applicable, as determined in accordance herewith, with such revisions to the rental provisions of this Lease as may be necessary to conform such provisions to the Market Rent. Tenant’s failure to timely execute such amendment shall not negate the irrevocable nature of Tenant’s election.

     22.6 The term “Market Rent” per square foot of Rentable Area of the Premises shall mean the base rent for comparable space within the sub-markets of Sunnyvale, Santa Clara, North San Jose and Milpitas, roughly outlined by the freeways 101, 237, and 280/680, in Santa Clara County, California (“Market Area”). Comparable space shall consist of multi-story office buildings of similar age, size, condition and quality of construction as the Buildings. Market Rent shall be determined taking into consideration other relevant factors such as term, broker involvement, rental abatement, tenant improvements, and other concessions then being offered to renewal tenants with comparable creditworthiness as Tenant at such time and may include annual rental escalations.

     22.7 Tenant shall not have any option to extend the terms of this Lease beyond the expiration of the Second Renewal Period. Both the First Renewal Period and the Second Renewal Period shall be on the same terms and conditions set forth herein, except that (i) no concessions, abatements or allowances granted with respect to the initial Term hereof shall be applicable to each of the First Renewal Period and the Second Renewal Period, (ii) Base Rent shall be adjusted as set forth in this Article 22 and (iii) First and Second Renewal Periods, once exercised, cannot be exercised again.

ARTICLE 23

RIGHT OF FIRST OFFER TO LEASE BUILDING 10

     23.1 Landlord hereby grants to Tenant the right to lease, on the terms and conditions hereinafter set forth (the “Building 10 Right of First Offer”), the building within the Project known as Building 10 or 5480 Great America Parkway, Santa Clara, California (“Building 10”), pursuant to the terms set forth in this Article 23 (the “Building 10 First Offer Space”). On or before the first day of each calendar quarter in which Landlord intends to offer any part of Building 10 for lease, Landlord shall give Tenant written notice (the “Building 10 Lease Offer Notice”) of (i) the floor as well as the location within Building 10 of the Building 10 First Offer Space; (ii) the rentable area of the Building 10 First Offer Space; (iii) Landlord’s estimate of the commencement date for the Building 10 First Offer Space (the “Building 10 First Offer Space Commencement Date”) and (iv) the initial rent, annual escalations of rent, any tenant inducements and the term (“Basic Terms”) for such Building 10 First Offer Space. Tenant’s right to lease all, but not less than all, of the Building 10 First Offer Space described in the Offer Notice from Landlord shall be exercisable by written notice from Tenant to Landlord (“Building 10 Tenant’s First Offer Notice”) given not later than five (5) business days after such Building 10 Lease Offer Notice is given, time being of the essence. In addition, if Landlord has submitted a Building 10 Lease Offer Notice in response to a proposal from a third party for the lease of premises which includes both Building 10 First Offer Space and other space in the Project, Landlord may condition Tenant’s exercise of its Building 10 Right of First Offer with respect thereto on Tenant’s agreement to take all the space which is the subject of such proposal, Building 10 First Offer Space and otherwise. Once given, notice of exercise of such right shall be irrevocable, subject to the terms of Section 24.3 below. If such right is not so exercised the first time it is available to Tenant or if the conditions set forth in Section 23.4 are not satisfied, Tenant’s Building 10 Right of First Offer shall thereupon terminate as to the Building 10 First Offer Space, and Landlord may thereafter lease the Building 10 First Offer Space without notice to Tenant and free of any right of Tenant (conditioned on Landlord entering into a lease on no more favorable terms as to the term, base rent or tenant inducements offered Tenant); provided that Tenant’s Building 10 Right of First Offer to Lease hereunder shall be reinstated, (a) as to any of such portion of the Building 10 First Offer Space which Landlord does not lease or enter into a letter of intent to lease within three (3) months after the Building 10 Offer Notice or at such time as such letter of intent does not result in an executed lease, (b) as to any portion of the Building 10 First Offer Space which is leased within three (3) months after the Building 10 Offer Notice (or pursuant to a letter of intent signed within three (3) months of the Building 10 Offer Notice), at the expiration of such lease, as the same may be renewed or extended by the existing tenant, whether or not pursuant to any existing renewal or extension rights; and (c) if the rent at which Landlord will actually lease the Building 10 First Offer Space to a prospective tenant is less than ninety-five percent (95%) of the rent contained in Landlord’s Building 10 Lease Offer Notice, taking into account the Tenant Credit Adjustment, or the Basic Terms other than rent in the lease to such prospective tenant are materially more favorable than those offered to Tenant in Landlord’s Building 10 Lease Offer Notice. Landlord’s Building 10 Lease Offer Notice may, at Landlord’s option, be sent simultaneously with notices to other parties having rights in the applicable Building 10 First Offer Space.

     23.2 If Tenant has validly exercised its right to lease the Building 10 First Offer Space in accordance with the terms hereof, Landlord and Tenant shall enter into a written lease confirming the terms, conditions and provisions applicable to the Building 10 First Offer Space. If Landlord is unable to deliver to Tenant possession of the Building 10 First Offer Space on or before the estimated Building 10 First Offer Space Commencement Date for any reason whatsoever, Landlord shall not be subject to any liability for such failure to deliver possession. Except as set forth herein, such failure to deliver possession shall not affect either the validity of this Lease, or the obligations of either Landlord or Tenant under this Lease, or be construed to extend the expiration of the Term of this Lease either as to the Building 10 First Offer Space or the balance of the Premises. Notwithstanding anything to the contrary contained herein, Landlord represents that it shall use commercially reasonable efforts to recover possession of the Premises following the natural expiration of the third party lease. If Landlord is unable to deliver possession of the Building 10 Offer Space within one hundred twenty (120) days after the estimated Building 10 Offer Space Commencement Date, Tenant may revoke its notice of exercise with respect to the Building 10 Offer Space by written notice to Landlord given at any time prior to Landlord delivering possession of the Building 10 Offer Space. If simultaneously with or after Tenant gave its Building 10 Tenant’s First Offer Notice, Tenant also exercised an option to extend the term of the Lease and Tenant revokes its notice of exercise pursuant to the preceding sentence, Tenant may also revoke its offer to extend at the time Tenant revokes with respect to Building 10.

     23.3 Notwithstanding anything contained herein to the contrary, Tenant acknowledges and agrees that (i) if Tenant does not properly exercise its right to lease any portion of Building 10, its rights under this Article 23 are expressly subordinate to the expansion rights, renewal rights and rights of first offer or refusal of any tenant that actually leases premises within Building 10 prior to Tenant, as such rights are contained in such tenant’s lease; and (ii) its Building 10 Right of First Offer to Lease shall not apply to any space which is being renewed or extended by the existing tenant of the applicable Building 10 First Offer Space, whether or not pursuant to any existing renewal or extension rights.

     23.4 Tenant may only exercise its Building 10 Right of First Offer to Lease and an exercise thereof shall only be effective if, (i) at the time of Tenant’s exercise of said right and on the Building 10 First Offer Space Commencement Date this Lease is in full force and effect and no Event of Default by Tenant exists, (ii) inasmuch as said option is intended only for the benefit of the original Tenant named in this Lease or a Permitted Transferee, said Tenant has not assigned this Lease or sublet more than 50,000 square feet of floor area of the Premises for substantially all of the remaining term, other than through Permitted Transfers, (iii) at least five years remain in the Term, as the same may have been extended pursuant to Article 22 hereof (If Tenant must exercise a renewal option under Article 22 early in order to achieve the required remaining Term, Base Rent during the First Renewal Period or Second Renewal Period, as applicable, shall be set six (6) months prior to the First Renewal Period Commencement Date or Second Renewal Period Commencement Date, as applicable. In addition, if upon exercising a renewal option the First Renewal Period or Second Renewal Period, as applicable, would have a term that extends beyond the expiration of the term of the Lease for the Building 10 First Offer Space, at the time Tenant exercises the renewal option, Tenant may elect to shorten the First Renewal Period or Second Renewal Period, as applicable, to be coterminous with the term of the

Lease for the Building 10 First Offer Space; and (iv) at the time of Tenant’s exercise of said right Tenant delivers to Landlord, simultaneously with the delivery of the Tenant’s First Offer Notice, a certified copy of Tenant’s then current financial statements demonstrating a tangible net worth of at least One Hundred Million Dollars ($100,000,000.00) and a net profit for at least three (3) of the immediately preceding six (6) fiscal quarters of Tenant. Without limitation of the foregoing, no sublessee or assignee other than an assignee through a Permitted Transfer shall be entitled to exercise said right.

ARTICLE 24

RIGHT OF FIRST OFFER TO PURCHASE

     24.1 At least forty-five (45) days prior to offering the Project or any portion thereof (the “Offered Property”) for sale, Landlord shall by written notice to Tenant advise Tenant that Landlord desires to offer the Offered Property for sale along with a copy of a current title report for the Project and a copy of all exceptions to title (the “Right of First Offer to Sell”). Tenant shall have a period of thirty (30) days to inform Landlord that Tenant desires to negotiate with Landlord to acquire the Offered Property and the price at which Tenant would be willing to purchase the Offered Property (“Tenant’s Offer”). If Tenant fails to provide Landlord with a Tenant Notice within the thirty (30) day time period described above or if the parties do not enter into a Purchase Contract and Landlord sells the Offered Property, then except as expressly set forth herein, Tenant shall be deemed to have permanently waived any rights Tenant may have under this Section 24.1 to acquire the Offered Property. If Landlord informs Tenant that Landlord is interested in negotiating a purchase agreement for the Offered Property based on the terms set forth in Tenant’s Offer, Landlord shall refrain from actively marketing the Offered Property for sale for a forty-five (45) day period, and Landlord and Tenant shall in good faith endeavor to negotiate and execute a formal purchase and sale agreement within such time period pursuant to which Tenant shall purchase and Landlord shall sell the Offered Property upon the price set forth in Tenant’s Offer and such other terms acceptable to both parties each acting in good faith (“Purchase Contract”). If Landlord rejects Tenant’s Offer or Landlord and Tenant are unable to negotiate and execute a Purchase Contract on or before the expiration of the forty-fifth (45) day after Tenant delivers Tenant’s Offer, Landlord may offer the Offered Property for sale and contract for and consummate a sale of the Offered Property at any price greater than the price set forth in Tenant’s Offer. In the event that Landlord subsequently desires to sell the Offered Property for less than the price set forth in Tenant’s Offer, Landlord shall offer the Offered Property to Tenant at the new price that Landlord is willing to take from a third party (the “Revised Offer”). Tenant may accept the Revised Offer within three (3) business days by written notice. If Tenant so accepts such Revised Offer, Landlord shall sell the Offered Property to Tenant upon the terms of the Revised Offer as set forth in this Section 24.1. If Tenant does not accept the Revised Offer within such three (3) business day period, Landlord shall be free to sell the Offered Property at a price equal to or greater than the price set forth in the Revised Offer.

     24.2 Notwithstanding anything to the contrary contained herein, Tenant shall have no rights under this Article 24 or otherwise to acquire any portion of the Project in connection with any (i) Affiliate Transaction, (ii) a sale of a portion of the Project that does not include the

Premises to a then current tenant of such portion of the Project, (iii) transfer upon or in lieu of foreclosure or sale under the power of sale in connection with any lien on the Project or any part thereof or (iv) the property Landlord intends to offer for sale includes the entire Project and at least two (2) additional properties. For the purposes hereof, an “Affiliate Transaction” shall be a transaction wherein the purchaser or transferee of the Premises is any person(s) or entity(ies) directly or indirectly, through one or more intermediaries, controlled by, or under common control with Landlord, by which control means the power to direct or approve substantial transactions. Subject to the terms of Article 18 above, Tenant acknowledges that Landlord shall have all rights necessary to finance the Project, including rights to encumber the property with deeds of trust, mortgages or otherwise, and that no such financing arrangements shall be deemed to be a sale of the Project or any part thereof pursuant to this Article 24.

     24.3 If at any time Landlord receives an unsolicited offer to purchase all or a portion of the Project that does not include an offer to purchase property in addition to the Project from a third party that Landlord is willing to accept, Landlord shall notify Tenant of the terms and conditions of the offer and allow Tenant to match the offer within fifteen (15) business days of notification by Landlord. If Tenant accepts such offer, Landlord and Tenant shall proceed in good faith to enter into a purchase and sale agreement within the following thirty (30) days. If Tenant fails to accept such offer or the parties cannot agree within such thirty (30) day period, then Landlord may sell the Project or portion thereof at the price set forth in such offer.

     24.4 Notwithstanding anything to the contrary contained herein (a) Tenant shall have no right to assign, transfer or otherwise dispose of any of its rights under this Article 24 except to a Permitted Transferee, (b) no owner of the Project or any portion thereof, other than the original Landlord under this Lease or any successor owner resulting from an Affiliate Transaction, shall have any liability under this Article 24, (c) if Tenant shall purchase the Premises or a portion thereof pursuant to this Article 24 or otherwise, all obligations of Tenant under this Lease shall continue in full force and effect as to the entire Premises until such sale is closed and if such sale is not closed, shall continue in full force and effect as to the entire Premises; and (d) if the rights of Tenant to purchase the Project or any specific portion of this Project pursuant to this Article 24 are terminated for any reason, Tenant hereby agrees to execute and deliver to Landlord any reasonable documents or instruments confirming such termination within ten (10) business days following Landlord’s request therefore. Without limitation of the foregoing, no sublessee or assignee other than an assignee through a Permitted Transfer shall be entitled to exercise said right.

     24.5 Tenant may only exercise its Right of First Offer to Sell and an exercise thereof shall only be effective if at the time of Tenant’s Offer and on the closing date of such sale this Lease is in full force and effect and no Event of Default by Tenant exists.

ARTICLE 25

RIGHT OF FIRST OFFER FOR NEW IMPROVEMENTS

     25.1 Landlord currently has the ability to construct additional office improvements (the “New Improvements”) on the Northern portion of the Land. Landlord has not settled on design for the New Improvements, but contemplates that the New Improvements will contain at least 150,000 rentable square feet of office space. Landlord hereby grants to Tenant a right of first offer to lease the New Improvements (the “New Improvements Right of First Offer”) pursuant to the terms set forth in this Article 25. If Tenant elects to lease the New Improvements, Landlord will work with Tenant to design the New Improvements to Tenant’s reasonable specifications, provided that such design shall be subject to Landlord’s approval and must (i) comply with all Requirements, (ii) include a minimum of 150,000 rentable square feet, and (iii) be for a first class office building compatible with the rest of the Project and suitable for general office use by other tenants upon vacancy by Tenant. If Tenant leases the New Improvements, the annual base rent for the New Improvements (“New Improvements Base Rent”) for the first year of leasing the New Improvements shall be the product of (i) the New Improvement Costs and (ii) the rate of return that Landlord desires for such transaction (the “Return Rate”). The “New Improvement Costs” shall be all costs of any nature incurred by Landlord with respect to construction of the New Improvements, which are all hard costs, all soft costs, land costs (the “Land Costs”) and a development fee (the “Development Fee”). On or before the first anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter until the New Improvements have been leased, Landlord shall give Tenant written notice (the “New Improvement Offer Notice”) of (i) the Land Costs (which will vary based on density); (ii) the Development Fee (which will vary based on cost); and (iii) the Return Rate that Landlord will use to determine the first year’s base rent for a lease of the New Improvements to Tenant, as well as any escalations of such base rent in ensuing years of the lease. Tenant shall have the option to lease all, but not less than all, of the New Improvements from Landlord. Such option shall be exercisable by written notice from Tenant to Landlord (“New Improvements Tenant’s First Offer Notice”) given not later than ten (10) business days after such New Improvement Lease Offer Notice is given, time being of the essence. In order to be effective the New Improvements Tenant’s First Offer Notice must be accompanied by a deposit (the “Plan Deposit”) to reimburse Landlord for the costs of designing and planning the New Improvements if Tenant does not ultimately lease the New Improvements from Landlord. In addition, if Landlord has submitted a New Improvement Offer Notice in response to a proposal from a third party for the lease of premises which includes both the New Improvements and other space in the Project, Landlord may condition Tenant’s exercise of its New Improvements Right of First Offer with respect thereto on Tenant’s agreement to take all the space which is the subject of such proposal, New Improvements and otherwise. If such right is not so exercised the first time it is available to Tenant or if the conditions set forth in Section 25.4 are not satisfied, Tenant’s New Improvements Right of First Offer shall thereupon terminate as to the New Improvements, and Landlord may thereafter lease the New Improvements without notice to Tenant and free of any right in Tenant; provided that Tenant’s New Improvements Right of First Offer hereunder shall be reinstated, (i) if Landlord does not lease or enter into a letter of intent to lease (unless such letter of intent does not lead to a lease) the New Improvements within one year after the New Improvements Offer Notice, (ii) if the Land Costs or Development Fee used to derive the rent at which Landlord will actually lease the New Improvements to a prospective tenant are less than ninety-five percent (95%) of the amounts contained in Landlord’s New Improvements Offer Notice, and (iii) if the Return Rate used to derive the rent at which Landlord will actually lease the New Improvements to a prospective tenant is less than ninety-five percent (95%) of the Return Rate contained in Landlord’s New Improvements Offer Notice, taking into account the

Tenant Credit Adjustment. The Land Costs, Development Fee and Return Rate applicable through the first anniversary of the Commencement Date are specified on Exhibit G hereto. As used herein, the term “Tenant Credit Adjustment” means a percentage increase or decrease in rent to account for the risks associated with leasing to tenants with different credit ratings. Included on Exhibit G is a grid depicting the Tenant Credit Adjustment in the form of the basis point spreads between the various credit ratings for prospective tenants and examples of how such spreads change Landlord’s Return Rate for prospective tenants with different credit ratings. Landlord’s New Improvements Offer Notice may, at Landlord’s option, be sent simultaneously with notices to other parties having rights in the New Improvements.

     25.2 If Tenant has validly exercised its right to lease the New Improvements in accordance with the terms hereof, Landlord and Tenant shall exercise good faith diligent efforts to agree upon a preliminary design for the New Improvements and enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to the New Improvements within forty-five (45) days after Landlord’s receipt of the New Improvements Tenant’s First Offer Notice. The amendment to this Lease for the New Improvements shall (i) include customary build to suit construction provisions for the New Improvements, (ii) adjust the Rentable Area of the Project, Rentable Area of the Premises and Tenant’s Share to reflect the addition of the New Improvements, and (iii) provide for a minimum Term of this Lease with respect to the New Improvements of ten (10) years. If Landlord and Tenant do enter into such amendment, Landlord shall return the Plan Deposit to Tenant. If after exercising good faith diligent efforts Landlord and Tenant are unable to agree upon a preliminary design for the New Improvements and enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to the New Improvements within forty-five (45) days after Landlord’s receipt of the New Improvements Tenant’s First Offer Notice, such failure shall not affect either the validity of this Lease, or the obligations of either Landlord or Tenant under this Lease, and Landlord shall be free to lease the New Improvements to a third party free and clear of Tenant’s rights under this Lease. In such event Landlord shall apply the Plan Deposit to the costs incurred by Landlord negotiating with Tenant and designing the New Improvements and return any remaining portion of Plan Deposit to Tenant.

     25.3 Notwithstanding anything contained herein to the contrary, Tenant acknowledges and agrees that if Tenant exercises its rights under this Article 25 but desires a building with less square footage than is permitted by the Regulations, Tenant shall work with Landlord to design and build the New Improvements to the full square footage permitted by the Regulations and Landlord shall be permitted to lease the space not desired by Tenant to others. In such event the New Improvements Costs shall be equitably allocated for the purpose of calculating rent. In addition, if Landlord builds the New Improvements on a speculative basis rather than as a build to suit for a specific tenant, Tenant’s rights under this Article 25 shall terminate, and Tenant shall have the same rights with respect to such New Improvements that Tenant has under Article 23 with respect to Building 10; provided, that (i) Landlord shall provide Tenant with annual (on each anniversary of the Commencement Date) rather than quarterly notices in the nature of the Building 10 Lease Offer Notice; (ii) all references to “three (3) months” in Section 23.1 shall be changed “one (1) year” and (iii) and the provisions of Section 25.4 below shall apply with respect to such New Improvements in lieu of Section 23.4. Finally, if Landlord builds the New Improvements in phases, Tenant shall have the rights under this Article 25 with respect to each phase; provided that Tenant’s rights with respect to any subsequent phase shall be subordinate to the rights of any other tenant of a prior phase.

     25.4 Tenant may only exercise its New Improvements Right of First Offer to Lease and, at Landlord’s option, an exercise thereof shall only be effective if, (i) at the time of Tenant’s exercise of said right and on the commencement date for the New Improvements this Lease is in full force and effect and no Event of Default exists, (ii) inasmuch as said option is intended only for the benefit of the original Tenant named in this Lease, the entire Premises are occupied by the original Tenant named herein and said Tenant has not assigned this Lease or sublet more than 50,000 square feet of floor area of the Premises for substantially all of the remaining term, other than to Permitted Transferees, (iii) at least ten (10) years remain in the Term, as the same may have been extended pursuant to Article 22 hereof (if Tenant must exercise a renewal option under Article 22 early in order to achieve the required remaining Term, Base Rent during the First Renewal Period or Second Renewal Period, as applicable, shall be set six (6) months prior to the First Renewal Period Commencement Date or Second Renewal Period Commencement Date, as applicable. In addition, if upon exercising a renewal option in order to achieve the minimum required remaining Term the First Renewal Period or Second Renewal Period, as applicable, would have a term that extends beyond the expiration of the term of the Lease for the New Improvements, at the time Tenant exercises the renewal option, Tenant may elect to shorten the First Renewal Period or Second Renewal Period, as applicable, to be coterminous with the term of the Lease for the New Improvements.), and (iv) at the time of Tenant’s exercise of said right Tenant delivers to Landlord, simultaneously with the delivery of the Tenant’s First Offer Notice, a certified copy of Tenant’s then current financial statements demonstrating that Tenant has a Standard & Poors rating of BBB- or better.

ARTICLE 26

CAFETERIA

     26.1 Landlord, by itself, or through a contractor (the “Cafeteria Operator”) shall use good faith, reasonable efforts to operate a restaurant in the Cafeteria for the use of Tenant, its employees and invitees, and the users of Building 10 and their employees and invitees. Tenant hereby approves Café Royale as the initial Cafeteria Operator. Landlord and Tenant agree to consult and reasonably agree as to the type and scope of services to be provided by the Cafeteria Operator, including the type and selection of menu items, hours of operation and whether catering services will be provided. Landlord agrees that any service contract with a Cafeteria Operator will include a right to terminate such contract upon thirty (30) days notice. If Tenant is not satisfied with the services provided by the Cafeteria Operator, Landlord and Tenant will cooperate to change the services provided by the Cafeteria Operator to such services reasonably approved by Landlord and Tenant. If Tenant remains dissatisfied, on a reasonable, but subjective basis, Landlord will find a replacement Cafeteria Operator. The replacement Cafeteria Operator and the scope of services such operator provides shall be approved by Tenant in advance, which approval shall not be unreasonably withheld. Once Tenant approves such replacement Cafeteria Operator and scope of services, Landlord shall enter into a service contract with such Cafeteria Operator and replace the then current Cafeteria Operator. If notwithstanding Landlord’s reasonable, good faith efforts, Landlord cannot secure an operator for the Cafeteria satisfactory to Tenant, Landlord shall offer such operation to Tenant. In such event, Tenant may, at Tenant’s sole cost and expense, but with no adjustment to Base Rent or Rentable Area of the Project or Rentable Area of the Premises, operate the Cafeteria for the use of: (i) Tenant, its employees and invitees; (ii) the occupants of Building 10 and their employees and invitees; and (iii) at Tenant’s election, any other users of the Project and their employees and invitees. Landlord shall perform all necessary maintenance and repairs to the Cafeteria. The cost to operate the Cafeteria, after deducting sums collected in connection with the operation thereof, shall be Operating Costs. Any user other than Tenant, its employees and invitees shall enter the Cafeteria from the Common Areas. Tenant shall be solely responsible to secure any entrance to the Cafeteria from the Premises.

ARTICLE 27

PERSONAL PROPERTY

     Landlord hereby grants to Tenant the right to use the existing furniture, telephone and other personal property (collectively, the “Personal Property”) located in the Premises during the Term and any extensions thereof at no additional cost on an as-is basis. The Personal Property is more particularly listed on Exhibit F attached hereto (“Inventory List”). Within thirty (30) days after the Commencement Date, Landlord and Tenant shall conduct a “walk-through” inspection of the Premises to confirm the completeness and accuracy of the Personal Property shown on the Inventory List. If as a result of the walk-through inspection, the parties determine that changes to the Inventory List are warranted, such list shall be updated and the parties agree to execute an amendment to this Lease reflecting such changes to the Inventory List. Tenant shall have a period of ninety (90) days from the Commencement Date within which to inform Landlord of whether it desires to utilize the telephone system currently within the Premises. In the event Tenant notifies Landlord within such ninety (90) day period that it will not use the existing telephone system, Landlord shall, within thirty (30) days thereafter remove the PBX cabinet of the telephone system and restore any damage to the Premises caused thereby at its sole cost and expense. Landlord makes no representation or warranty as to the condition of such Personal Property or its usefulness to Tenant. Tenant shall be responsible for the maintenance and repair of the Personal Property during the Lease Term at its sole cost and expense and shall insure the Personal Property as part of Tenant’s property insurance required to be carried hereunder. Upon the expiration or earlier termination of this Lease, but subject to the terms of Articles 15 and 16 hereof, Tenant shall return the Personal Property to Landlord in its condition existing as of the Commencement Date, reasonable wear and tear, obsolence and/or any item or items of Personal Property reaching the end of its serviceable or useful life excepted. In the event that Tenant desires to dispose of any of the Personal Property prior to the expiration or earlier termination of this Lease, Tenant shall deliver written notice to Landlord specifying the Personal Property of which Tenant desires to dispose. Landlord may deliver written notice to Tenant within fifteen (15) days of receipt of Tenant’s notice of Landlord’s desire to retain such Personal Property, in which case Landlord shall arrange with Tenant to remove such Personal Property from the Premises at Landlord’s sole cost and expense. Unless Landlord notifies Tenant that Landlord desires to retain such Personal Property within the time periods set forth herein, Tenant may dispose of such Personal Property at Tenant’s sole cost and expense as Tenant sees fit.

ARTICLE 28

SIGNAGE

     28.1 Subject to the provisions of this Article 28, Tenant shall be entitled to install the directional signage and signs identifying Tenant’s name and logo in the Premises, on the Buildings, and on monuments provided by Landlord (collectively, the “Tenant’s Signage”).

     28.2 The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, condition or delayed, and shall be consistent and compatible with the quality and nature of the Project. In addition, without limiting the foregoing, Landlord may reasonably disapprove proposed Tenant’s Signage if such signage constitutes more than a reasonable allocation of the total signage allocation available to the Project under Requirements. Tenant’s Signage shall be subject to Tenant’s receipt of all required governmental permits and approvals and shall be subject to all Requirements and to any covenants, conditions and restrictions affecting the Project. Landlord shall use reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant’s Signage. Tenant acknowledges that Landlord may install such monument signs on the Project as Landlord deems desirable acting in Landlord’s reasonable discretion. In the event that such monument signs identify tenants or occupants of the Project, Tenant shall, at Tenant’s sole cost and expense, have the right to include Tenant’s name and logo on such monument signs in a manner determined by Landlord so as to reasonably allocate the use of such signage among the occupants of the Project (which may differ from sign to sign, but which shall be reasonable taking all of the signs together), using such materials and colors as Landlord shall determine in its reasonable discretion.

     28.3 The costs of the actual signs comprising Tenant’s Signage and the installation, design, construction, and any and all other costs associated with Tenant’s Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs shall be the sole responsibility of Tenant; provided that Tenant shall be responsible for the cost of Tenant’s sign panel on the Monument Sign, but Landlord shall maintain all monument signs set forth in this Article 28 in good condition and repair, the cost of which shall be included in Operating Costs. Should Tenant’s Signage require repairs, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth above) shall cause such repairs to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense; provided, however, if such repairs are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs within the periods described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Signage to be removed and shall cause the areas in which such Tenant’s Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Signage. If Tenant fails to timely remove such Tenant’s Signage or to restore the areas in which such Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all actual costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The terms and conditions of this Section 28.3 shall survive the expiration or earlier termination of this Lease.

ARTICLE 29

COMPETITION

     29.1 Landlord hereby agrees that Landlord shall not lease, sublease, license or enter into any other similar agreement for occupancy of any portion of the Project to any of the companies or any entity that at the time of lease execution for such premises is a department, division, wholly owned subsidiary, affiliate under common control (as defined in Section 8.4 above) or successor entity of the companies listed below in this Section 29.1 (“Prohibited Companies”). Landlord further covenants and agrees that all other leases for premises in the Project shall contain provisions similar to those set forth in Sections 8.3(c) which provide that Landlord may refuse consent to a Transfer if such transfer would cause a default under any other lease in the Project, including a default under this Lease and Landlord shall refuse consent to a Transfer under any lease for a portion of the Project that would cause a default under this Lease. Notwithstanding the foregoing, if Landlord grants to any other tenant in the Project the right to assign its lease or sublet all or any portion of its premises to a “permitted transferee” (the definition of which in such lease for premises within the Project will be substantially similar to the definition of Permitted Transferee set forth in Section 8.4 above), and such permitted transferee is a Prohibited Company, then, and only then, will Landlord allow such Prohibited Company to occupy any space at the Project. Such companies are (1) Cognos Corporation, a Delaware corporation, (2) SAP America, Inc., a Delaware corporation, (3) Microsoft Corporation, a Washington corporation, (4) Oracle Corporation, a Delaware corporation, (5) SAS Institute, Inc., a North Carolina corporation, (6) Peoplesoft, Inc., a Delaware corporation, and (7) Business Objects Americas, a Delaware corporation.

ARTICLE 30

SATELLITE DISH

     30.1 Tenant shall have the right to install, at Tenant’s sole cost and expense, on the roof of the Buildings at a location reasonably acceptable to Landlord satellite dishes and antenna or smaller and related accessories, including without limitation the conduit described below (collectively, “Satellite Equipment”) as Tenant may reasonably request, provided that such Satellite Equipment is properly screened, does not damage the structural integrity of the Premises, shall not involve the making of any roof penetrations or any other actions which would result in a breach of Landlord’s roof warranty, shall comply with applicable laws and further provided that Tenant provides Landlord, at least twenty (20) days prior to any such installation: (i) plans and specifications for the installation of the Satellite Equipment, which shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed; and (ii) copies of all required governmental and quasi-governmental permits, licenses and authorizations which Tenant shall obtain at its own expense. Once installed, Landlord shall be entitled, at Landlord’s cost, to require tenant to relocate its Satellite Equipment to a different location on the roof of the Buildings as reasonably determined by Landlord. Tenant acknowledges that, upon the expiration or termination of this Lease, Tenant shall be responsible, at its sole cost and expense, to remove the Satellite Equipment and repair any and all damage as a result thereof. In addition, Tenant acknowledges that Tenant shall be responsible for all additional roof costs incurred by Landlord in the maintenance or replacement of the roof of applicable Building due to the presence of the Satellite Equipment.

     30.2 Tenant shall not use the roof or the Satellite Equipment in any way that interferes with the use of the Project by: (a) Landlord or (b) tenants or licensees of Landlord now or hereafter leasing or licensing space in, on or at the Project (the “Project Tenants”). The operation of the Satellite Equipment shall not interfere with the Project Tenants or with the maintenance or operation of the Project, including but not limited to the roof, MATV, CATV or other video systems, HVAC systems, electronically controlled elevator systems, computers, telephone systems, or any other system serving the Project and/or its occupants, or the operation of any radio or telecommunication equipment installed at the Project. Tenant agrees to immediately cease all operations (except for testing as approved by Landlord) until the interference has been corrected to the sole satisfaction of the Landlord. Tenant shall be responsible for all costs associated with any tests deemed necessary to resolve any and all interference as set forth in this Lease. If such interference has not been corrected within thirty (30) days, Landlord may require Tenant to remove the Satellite Equipment. All operations by Tenant shall be lawful and in compliance with all FCC rules and regulations. Tenant shall be responsible for all costs associated with any tests deemed necessary to resolve any and all interference which Landlord determines or reasonably believes is being caused by the Satellite Equipment or Tenant’s use of the Satellite Equipment.

     30.3 Tenant hereby agrees to indemnify and hold Landlord, its partners, agents, and employees harmless from and against any and all costs, claims, damages, cause of action, and liability (including reasonable attorneys’ fees and court costs) which may arise by reason of (a) any interference as hereinabove described, and/or (b) any occurrence attributable to or arising out of the installation, maintenance, repair, operation, or removal of any of the Satellite Equipment, including, without limitation, any claim or cause of action for injury to or death of any person or damage to any property, and Tenant agrees to defend any claim, cause of action, or demand against Landlord, its partners, agents, and employees, arising out of any such interference and/or occurrence.

     IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Lease, as of the day and year set forth on the cover page hereof.

LANDLORD:

PRENTISS PROPERTIES ACQUISITION
PARTNERS, L.P., a Delaware limited partnership

By:		Prentiss Properties, Inc., a Delaware corporation, general partner

By:

Name:

Title:

By:

Name:

Title:

TENANT:

HYPERION SOLUTIONS CORPORATION,
a Delaware corporation

By:

Name:

Title:

By:

Name:

Title:

SCHEDULE 1.1

DEFINITIONS

     When used in this Lease, the terms set forth below shall have the following meanings:

     “Access Date” shall have the meaning given to it in Exhibit D hereof.

     “ADA” shall have the meaning given to it in Section 9.4 hereof.

     “Additional Rent” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Affiliate” shall have the meaning given to it in Section 5.5 hereof.

     “Affiliate Transaction” shall have the meaning given to it in Section 24.2 hereof.

     “Alterations” shall have the meaning given to it in Section 10.1 hereof.

     “Amended Notice” shall have the meaning given to it in Section 6.1(C) hereof.

     “Annual Adjustment Notice” shall have the meaning given to it in Section 6.1(C) hereof.

     “Bankruptcy Code” shall mean the United State Bankruptcy Code relating to Bankruptcy, as amended.

     “Base Rent” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Basic Lease Information” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Bonus Rent” shall have the meaning given to it in Section 8.3 hereof.

     “Brokers” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Building 10” shall have the meaning given to it in Section 23.1 hereof.

     “Building 10 First Offer Space” shall have the meaning given to it in Section 23.1 hereof.

     “Building 10 First Offer Space Commencement Date” shall have the meaning given to it in Section 23.1 hereof.

     “Building 10 Lease Offer Notice” shall have the meaning given to it in Section 23.1 hereof.

1

     “Building 10 Right of First Offer” shall have the meaning given to it in Section 23.1 hereof.

     “Buildings” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Business days” shall mean Monday through Friday (except for Holidays).

     “Cafeteria” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Cafeteria Operator” shall have the meaning given to it in Section 26.1.

     “Cease to Use,” “Ceases to Use” or “Ceased to Use” shall mean ceasing use for business purposes, but Tenant shall not be deemed to be using the Premises or portion thereof for business purposes solely because of the presence of Tenant’s furniture, fixtures, equipment and personal property within the Premises or the presence of personnel for the purpose of securing or protecting Tenant’s property such as security guards or information technology personnel.

     “Claims” shall have the meaning given to it in Section 12.2 hereof.

     “Class A Buildings” shall mean Class A office buildings of similar age, quality of construction and size in the Market Area.

     “Commencement Date” shall have the meaning given to it in Section 3.1 hereof.

     “Commencement Notice” shall have the meaning given to it in Section 3.1 hereof.

     “Common Areas” shall mean those certain areas and facilities of the Project and those certain improvements to the Land which are from time to time provided by Landlord for the use of tenants of the Project and their employees, clients, customers, licensees and invitees or for use by the public, which facilities and improvements may include without limitation the Underground Parking Area, the Cafeteria, all parking fields, any and all corridors, elevator foyers, vending areas, cafeterias, bathrooms, electrical and telephone rooms, mechanical rooms, janitorial areas, conference centers, fitness centers and other similar facilities of buildings other than the Buildings of the Premises and any and all grounds, parks, landscaped areas, outside sitting areas, sidewalks, walkways, tunnels, pedestrianways, skybridges, and generally all other improvements located on the Land, or which connect the Land to other buildings.

     “Core Building Systems” shall have the meaning given to it in Section 9.1 hereof.

     The words “day” or “days” shall refer to calendar days, except where Business Days are specified.

     “Delivery Condition” shall have the meaning given to it in Section 9.3 hereof.

     “Development Fee” shall have the meaning given to it in Section 25.1 hereof.

2

     “Estimates” shall have the meaning given to in Section 22.4 hereof.

     “Event of Default” shall have the meaning given to it in Section 13.1 hereof.

     “Expiration Date” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “First Renewal Period” shall have the meaning given to it in Section 22.1 hereof.

     “First Renewal Period Commencement Date” shall have the meaning given to it in Section 22.1 hereof.

     “Force Majeure” shall have the meaning given to it in Section 21.6 hereof.

     “Generators” shall have the meaning given to it in Section 9.1 hereof.

     “Hazardous Substance” shall mean any substance, material, waste, gas or particulate matter which is regulated by any local governmental authority, the State of California, or the United States Government, including, but not limited to (i) any material or substance which is defined or designated as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “infectious waste”, “medical waste”, “toxic substance”, “toxic pollutant” or “restricted hazardous waste” under any provision of local, state or federal law; (ii) oil or petroleum; (iii) asbestos and asbestos-containing materials; (iv) polychlorinated biphenyls, urea formaldehyde, radon gas; (v) radioactive material; (vi) any Infectious Waste; and (vii) any product that is flammable, combustible, corrosive, caustic poisonous, explosive or hazardous.

     Tenant shall not be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Substances or Infectious Wastes brought on the Premises by Tenant, or the Tenant Parties and the wastes, byproducts or residues generated, resulting or produced therefrom.

     “Holidays” shall mean those holidays designated by Landlord, which holidays shall be consistent with those holidays designated by landlords of other first-class office buildings in the greater San Jose area.

     The words “herein,” “hereof,” “hereby,” “hereunder” and words of similar import shall be construed to refer to this Lease as a whole and not to any particular Article or Section thereof unless expressly so stated.

     The words “include” and “including” shall be construed as if followed by the phrase “without being limited to.”

     “Infectious Wastes” shall mean: any solid waste capable of producing an infectious disease, including all bulk blood, blood products; cultures of specimens from medical, pathological, pharmaceutical, research, commercial and industrial laboratories; human tissues; organs, body parts, secretions, blood and body fluids removed during surgery and autopsies; the carcasses and body parts of all animals exposed to pathogens in research, used in the vivo testing

3

of pharmaceuticals or that died of known or suspected infectious diseases; needles, syringes and scalpel blades.

     “Interest Rate” shall have the meaning given to it in Section 4.2 hereof.

     “Land” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Land Costs” shall have the meaning given to it in Section 25.1 hereof.

     “Landlord” shall have the meaning given to it in the first paragraph of this Lease.

     “Landlord’s Address for Payment” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Landlord’s Address for Notice” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Landlord’s Contribution” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Landlord Parties” shall have the meaning given to it in Section 17.2 hereof.

     “Lease” shall have the meaning given to it in the first paragraph of this Lease.

     “Leasehold Improvements” shall have the meaning given to it in Exhibit D hereof.

     “Lease Year” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Major Alteration” shall have the meaning given to it in Section 10.1 hereof.

     “Market Area” shall have the meaning given to it is Section 22.6 hereof.

     “Market Rent” shall have the meaning given to it is Section 22.6 hereof.

     “Negotiation Period” shall have the meaning given to it in Section 22.4 hereof.

     “New Improvements” shall have the meaning given to it in Section 25.1 hereof.

     “New Improvements Base Rent” shall have the meaning given to it in Section 25.1 hereof.

     “New Improvements Costs” shall have the meaning given to it in Section 25.1 hereof.

     “New Improvements Offer Notice” shall have the meaning given to it in Section 25.1 hereof.

4

     “New Improvements Right of First Offer” shall have the meaning given to it in Section 25.1 hereof.

     “New Improvements Tenant’s First Offer Notice” shall have the meaning given to it in Section 25.1 hereof.

     “notices” shall have the meaning given to it in Section 21.26 hereof.

     “Offered Property” shall have the meaning given to it in Section 24.1 hereof.

     “Operating Costs” shall mean any and all expenses, costs and disbursements of every kind which Landlord pays or incurs or becomes obligated to pay in connection with the operation, management, repair and maintenance of the Project, including, without limitation, the cost to operate the Cafeteria, less receipts therefrom, the costs of lighting the Common Areas; the cost of delivering gas, water and sewer services to the Project, snow and ice and trash removal; painting; cleaning; landscaping and grounds maintenance; window cleaning; elevator maintenance in the Common Areas; repair and maintenance of the Project (including, but not limited to, Landlord’s repair, maintenance and service obligations set forth in Article 7 and Article 9 hereof except as otherwise expressly set forth herein); the rental value of the Project’s management office reasonable in size for the Project; maintenance and repair of all personal property of Landlord used in connection with the Project, the cost of renting personal property and equipment used in the repair and maintenance of the Project; loading docks and truck docks; fuel, gas, water, sewer, steam, electricity and other utility charges (other than utilities metered directly to and paid by tenants); insurance and insurance deductibles (other than earthquake insurance deductibles which shall be treated in the same manner as Core Building Systems); security or traffic control forces or equipment (not to be construed to require Landlord to provide such services or equipment); uniforms, supplies; holiday decorations; sales and use taxes on purchased goods; and other labor costs, payroll taxes, insurance, training and wages, salaries and fringe benefits of persons engaged in the accounting, operation, management, maintenance or repair of the Project; a management fee of three percent (3%) of Base Rent and Additional Rent (whether or not Landlord engages a property manager or uses its own personnel); Taxes (defined below); legal and accounting costs incurred by Landlord or paid by Landlord to third parties, reasonable appraisal fees for appraisals made in connection with obtaining insurance for the Project, reasonable consulting fees and all other professional fees and disbursements to the extent of services performed for the Project, all association dues incurred in connection with the operation, management, maintenance of the Project, any and all amounts payable pursuant to any declaration of covenants, reciprocal easement agreement or other encumbrance of record which may now or in the future affect the Project, excluding legal fees with respect to disputes with individual tenants, negotiation of tenant leases or with respect to the ownership rather than the operation, management or repair of the Project and excluding appraisal consulting and other professional fees incurred in connection with the financing or disposition of the Project; and any other expense or charge which, in accordance with generally accepted accounting or management principles, would be considered an expense of operating, maintaining upgrading, replacing, managing, or repairing the Project.

5

     Operating Costs shall exclude (a) specific costs for any capital repairs, replacements, equipment or improvements, except as provided below; (b) expenses for which Landlord is reimbursed or indemnified (either by an insurer, condemner, tenant, warrantor or otherwise) to the extent of funds received by Landlord; (c) expenses incurred in leasing or procuring tenants (including lease commissions, advertising expenses and expenses of renovating space for tenants); (d) except as provided below, payments for rented equipment if such payments would constitute a capital expenditure not permitted pursuant to the foregoing if the equipment were purchased; (e) interest or amortization payments on any mortgages; (f) net basic rents under ground leases; (g) costs representing an amount paid to an affiliate of Landlord which is in excess of the amount which would have been paid in the absence of such relationship; (h) costs specially billed to and paid by specific tenants; (i) salaries and benefits of employees of Landlord and its affiliates above the grade of group manager; (j) depreciation on the Premises, Buildings or equipment therein; (k) amortization of cost of tenant improvements in the Project; (l) third party accountants’ fees, other professional fees and costs incurred in connection with disputes or lease negotiations with tenants or other occupants or prospective tenants or occupants of all or any portion of the Project, the enforcement of any leases (including unlawful detainer proceedings and the collection of rents), (m) overhead and profit paid to subsidiaries or affiliates of the Landlord for services (other than management) on or to the Project for supplies or other materials, to the extent that the overall cost of the services, supplies or materials provided by Landlord materially exceeds the competitive cost of the services, supplies, or materials if obtained from an unrelated third party on an arm’s length basis; (n) compensation paid to clerks, attendants, or other persons in commercial concessions operated by the Landlord, other than in connection with the operation of the Cafeteria; (o) rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature, except that if Landlord incurs such rentals as an alternative to financing such capital expenditure, the annual installments of such rentals may be passed through to the extent that such item would have been passed through as a capital expense as set forth below; (p) items and services for which Tenant reimburses the Landlord or pays third parties or that the Landlord provides selectively to one or more tenants of all or any portion of the Project other than Tenant without reimbursement; (q) maintenance costs incurred in connection with repairs or other work needed because of fire, windstorm, or other casualty or cause insured against by Landlord or to the extent Landlord’s insurance required under the terms of the Lease would have provided insurance, whichever is greater; (r) all voluntary contributions to any political, charitable-organizations or other industry related associations (e.g., BOMA); (s) capital costs for the acquisition of sculpture, paintings or other art objects; (t) advertising, marketing and promotion costs; (u) costs associated with the operation of the corporation or other entity which constitutes the Landlord, as distinguished from costs of operation of the Project, including accounting and legal costs, costs of defending lawsuits with any mortgagee, and the costs of selling, syndicating, financing, mortgaging or hypothecating any ownership interest in Landlord, or any of the Landlord’s interests in the Project; (v) reserves for bad debts or rental losses; (w) the costs incurred to investigate the presence of any Hazardous Material (as defined above), costs to respond to any claim of Hazardous Material contamination or damage, costs to remove any Hazardous Material from the Premises, Buildings or Project or to remediate any Hazardous Material contamination, any judgments or other costs incurred in connection with any Hazardous Material exposure or release, except to the extent that the cost is caused by the storage, use,

6

release or disposal of the subject Hazardous Material by Tenant; (x) fines and penalties incurred due to Landlord’s operation of the Project in violation of any Requirements or due to Landlord’s failure to timely pay real property taxes; and (y) any costs incurred by Landlord in connection with the maintenance or repair of any new improvement on the Project that Tenant does not use and from which Tenant does not benefit to the extent that such costs increase the cost to operate the Project on a per square foot basis. Notwithstanding anything to the contrary contained in this Lease, Operating Costs shall not include any charge that would duplicate or otherwise result in double reimbursement to Landlord for a single expenditure made by Landlord.

     Operating Costs shall include the cost to replace any Core Building Systems, earthquake insurance deductibles and with respect to the replacement or addition of capital improvements, the following: (i) replacements of existing capital improvements; (ii) capital improvements made to increase efficiencies at the Project; or (iii) capital improvements required by Requirements made on or after the Commencement Date, in each case amortized over the useful life of such Core Building System, earthquake insurance deductible or capital improvement (as determined in accordance with generally accepted accounting principles), together with interest at two percent (2%) above the Prime Rate per annum on the unamortized cost of such improvement or deductible. To the extent that Operating Costs include the costs of capital improvements as provided in this paragraph, Landlord shall be permitted to do the same with respect to the costs of leasing (rather than purchasing) such capital item. In no event shall Landlord include in Operating Costs Landlord’s cost to build or replace any structural elements of the Project. The useful life of an earthquake insurance deductible shall be deemed to be ten (10) years for the purpose of this paragraph.

     “Operating Costs Payment” shall have the meaning given to it in Section 6.1 hereof.

     “Other Improvements” shall have the meaning given to it in Section 21.15 hereof.

     “Permitted Alterations” shall have the meaning given to it in Section 10.1 hereof.

     “Permitted Transfers” shall have the meaning given to it in Section 8.4.

     “Plan Deposit” shall have the meaning given to it in Section 25.1 hereof.

     “Plans” shall have the meaning given to it in Exhibit D hereof.

     “Premises” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Premises Improvements” shall have the meaning given to it in Section 14.1(A) hereof.

     “Prime Rate” shall have the meaning given to it in Section 4.2 hereof.

     “Prohibited Companies” shall have the meaning given to it Section 29.1 hereof.

     “Project” shall have the meaning given to it in the Basic Lease Information Section hereof.

7

     “Project Tenants” shall have the meaning given to it Section 30.2 hereof.

     “Purchase Contract” shall have the meaning given to it Section 24.1 hereof.

     “Renewal Notice” shall have the meaning given to it in Section 22.2 hereof.

     “Rent” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Rentable Area of the Project” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Rentable Area of the Premises” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Requirements” shall mean all requirements, rules, orders, codes and regulations of the federal, state and municipal governments or other duly constituted public authority, and of any board of insurance regulators or underwriters, health officer, fire marshall, and/or building inspector and the terms and provisions of any ground lease, mortgage, deed to secure debt and any other matter of record, in each case affecting or relating to the Project, the Premises, the business conducted in the Premises or Tenant’s use of the Premises.

     “Revised Offer” shall have the meaning given to it in Section 24.1.

     “Rules and Regulations” shall have the meaning given to it in Section 2.1 hereof.

     “Return Rate” shall have the meaning given to it in Section 25.1 hereof.

     “Reserved Spaces” shall mean those parking spaces in the area marked on Exhibit A hereto as “Reserved Spaces” as such parking spaces may be configured from time to time.

     “Right of First Offer to Sell” shall have the meaning given to it in Section 24.1 hereof.

     “Satellite Equipment” shall have the meaning given to it in Section 30.1 hereof.

     “Second Renewal Period” shall have the meaning given to it in Section 22.1 hereof.

     “Second Renewal Period Commencement Date” shall have the meaning given to it in Section 22.1 hereof.

     “Secured Parties” shall have the meaning given to it in Section 14.1(B) hereof.

     “Security Deposit” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Sign Specifications” shall have the meaning given to it in Section 28.2 hereof.

     “Storage Tanks” shall have the meaning given to it in Section 9.1 hereof.

8

     “Taxes” shall mean, all taxes, assessments, and other governmental charges, applicable to or assessed against the Project or any portion thereof, or applicable to or assessed against Landlord’s personal property used in connection therewith, whether federal, state, county, or municipal and whether assessed by taxing districts or authorities presently taxing the Project or the operation thereof or by other taxing authorities subsequently created, or otherwise, and any other taxes and assessments attributable to or assessed against all or any part of the Project or its operation; including any reasonable expenses, including fees and disbursements of attorneys, tax consultants, arbitrators, appraisers, experts and other witnesses, incurred by Landlord in contesting any taxes or the assessed valuation of all or any part of the Project.

     “Tenant” shall be deemed to include Tenant’s successors and assigns (to the extent permitted by Landlord) and any and all occupants of the Premises permitted by Landlord and claiming by, through or under Tenant.

     “Tenant’s Address for Notice” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Tenant’s Architect” shall have the meaning given to it in Exhibit D hereof.

     “Tenant’s Contractors” shall have the meaning given to it in Exhibit D hereof.

     “Tenant Credit Adjustment” shall have the meaning given to it in Section 25.1 hereof.

     “Tenant’s Offer” shall have the meaning given to it in Section 24.1 hereof.

     “Tenant Parties” shall have the meaning given to it in Section 17.1 hereof.

     “Tenant’s Property” shall have the meaning given to it in Section 14.1(A) hereof.

     “Tenant’s Permitted Use” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Tenant’s Review Notice” shall have the meaning given to it in Section 6.4 hereof.

     “Tenant’s Share” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Tenant’s Signage” shall have the meaning given to it in Section 28.1 hereof.

     “Term” shall have the meaning given to it in the Basic Lease Information Section hereof.

     The “terms of this Lease” shall be deemed to include all terms, covenants, conditions, provisions, obligations, limitations, restrictions, reservations and agreements contained in this Lease.

     “Transfer” shall have the meaning given to it in Section 8.1 hereof.

     “Transferee” shall have the meaning given to it in Section 8.3 hereof.

     “Underground Parking Area” shall have the meaning given to it in the Basic Lease Information Section hereof.

     “Warranty Date” shall have the meaning given to it in Section 9.3 hereof.

     A “year” shall mean a calendar year.

9